Exhibit 10.2

EXECUTION VERSION	CONFIDENTIAL

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

LICENSE AGREEMENT

DATED

MARCH 26, 2018

Among

NABRIVA THERAPEUTICS IRELAND DESIGNATED ACTIVITY COMPANY,

SINOVANT SCIENCES LTD.,

solely for purposes of Clauses 2.1 (Grants to Licensee), 5 (PAYMENTS AND RECORDS), 8.4
(Additional Covenant of Nabriva), 11.3 (Assignment), 11.6 (Notices), 11.11 (No Benefit to
Third Parties), 11.13 (Relationship of the Parties) and 11.17 (Guaranty), NABRIVA
THERAPEUTICS GMBH (formerly Nabriva Therapeutics AG),

and

solely for purposes of Clauses 11.17 (Guaranty) and 11.18 (Parent Representation and
Warranty), ROIVANT SCIENCES, LTD.

CONTENTS

		Page

Clause

1.	Definitions	1
2.	Grant of Rights	16
3.	Regulatory and Commercialization Activities	21
4.	Development Committee	27
5.	Payments and Records	29
6.	Intellectual Property	35
7.	Confidentiality and Non-Disclosure	43
8.	Representations and Warranties	48
9.	Indemnity	52
10.	Term and Termination	55
11.	Miscellaneous	58

Schedules

Schedule 1 – Corporate Names
Schedule 2 – Existing Patents
Schedule 3 – Licensed Compound
Schedule 4 – Press Release

Signatories		67

This License Agreement (the Agreement) is made and entered into effective as of March 26, 2018 (the Effective Date)

BY and BETWEEN:

(1)                                 Nabriva Therapeutics Ireland Designated Activity Company, a private limited company incorporated under the laws of Ireland (registered number 612454), with its registered office at Suite 510, Regus Dublin Airport, Skybridge House Dublin, Airport, Swords, Co. Dublin, K67 P6K2, Republic of Ireland (Nabriva); and

(2)                                 Sinovant Sciences Ltd., an exempted limited company incorporated under the laws of Bermuda, having its registered office at 2 Church Street, Hamilton, Bermuda and a wholly-owned subsidiary of Parent (Licensee);

(3)                                 Solely for purposes of Clauses 2.1 (Grants to Licensee), 5 (PAYMENTS AND RECORDS), 8.4 (Additional Covenant of Nabriva), 11.3 (Assignment), 11.6 (Notices), 11.11 (No Benefit to Third Parties), 11.13 (Relationship of the Parties) and 11.17 (Guaranty), Nabriva Therapeutics GmbH (formerly Nabriva Therapeutics AG), a private limited company incorporated and registered in Austria (registered number FN 269261y), with its registered office at Leberstrasse 20, 1110 Vienna, Austria (NTGmbH); and

(4)                                 Solely for purposes of Clauses 11.17 (Guaranty) and 11.18 (Parent Representation and Warranty), Roivant Sciences, Ltd., an exempted limited company incorporated under the laws of Bermuda, having its registered office at 2 Church Street, Hamilton, Bermuda (Parent).

Nabriva and Licensee are referred to herein individually as a Party and collectively as the Parties.  Nabriva and NTGmbH are referred to herein individually as a Nabriva Party and collectively as the Nabriva Parties.

RECITALS:

(A)                               WHEREAS, Nabriva and NTGmbH own and control certain intellectual property rights with respect to the Licensed Compound (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and

(B)                               WHEREAS, Nabriva and NTGmbH wish to grant a license to Licensee and Licensee wishes to take a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.                                      DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

AAA has the meaning set forth in Clause 11.5(d) (Governing Law and Dispute Resolution - subclause (d)).

ABSSSI means acute bacterial skin and skin structure infections.

Active Pharmaceutical Ingredient means any substance intended to be used in a pharmaceutical product that, when used, becomes an active ingredient of that product intended to exert a pharmacological, immunological or metabolic action with a view to restoring, correcting or modifying physiological functions in man or animal or to make a medical diagnosis; but excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies.

Affiliate means, with respect to a Party or NTGmbH, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party (or NTGmbH, if applicable), but for only so long as such control exists.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means:

(a)                                 the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise;

(b)                                 the right to elect a majority of the members of the Board of Directors, or to appoint the chief executive officer, general manager or other senior management officials; or

(c)                                  the ownership, directly or indirectly, of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

Agreement has the meaning set forth in the preamble hereto.

Alliance Manager has the meaning set forth in Clause 4.2(e) (Alliance Managers).

Anti-Corruption Laws has the meaning set forth in Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance).

Applicable Law means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time and applicable to a particular activity hereunder, including the FFDCA, DAL, the Provisions for Drug Registration of the CFDA and the Anti-Corruption Laws.

Arbitration Notice has the meaning set forth in Clause 11.5(d) (Governing Law and Dispute Resolution - subclause (d)).

Arbitrators has the meaning set forth in Clause 11.5(d) (Governing Law and Dispute Resolution - subclause (d)).

Auditor has the meaning set forth in Clause 5.10 (Audit Dispute).

Authorized Representatives has the meaning set forth in Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance).

Board of Directors has the meaning set forth in the definition of Change of Control.

Breaching Party has the meaning set forth in Clause 10.2(a) (Material Breach).

Business Day means a day other than a Saturday or Sunday or a day on which banking institutions in New York, NY or Bermuda are permitted or required to be closed.

CABP means Community-Acquired Bacterial Pneumonia.

Calendar Half-Year means each successive period of six (6) calendar months commencing on 1 January and 1 July and except that the first Calendar Half-Year of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of 1 January or 1 July after the Effective Date.

Calendar Quarter means each successive period of three (3) calendar months commencing on 1 January, 1 April, 1 July and 1 October, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to 1 April, 2018.

Calendar Year means each successive period of twelve (12) calendar months commencing on 1 January and ending on 31 December except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December of the year in which the Effective Date occurs.

CFDA means the China Food and Drug Administration, or its predecessor State Food and Drug Administration, and any successor agency thereto.

Change of Control means with respect to a Party, the occurrence of any of the following after the Effective Date:

(a)                                 any Third Party “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire such shares of capital stock or other equity interests, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party (or, solely with respect to Nabriva and if applicable, a parent of such Party) then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (Voting Stock) of such Party (or, solely with respect to Nabriva and if applicable, such parent) representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party (or, solely with respect to Nabriva and if applicable, such parent) or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s (or, solely with respect to Nabriva and if applicable, such parent’s) board of directors or similar governing body (Board of Directors);

(b)                                 such Party (or, solely with respect to Nabriva and if applicable, a parent of such Party) enters into a merger, consolidation or similar transaction with a Third Party (whether or not such Party (or, solely with respect to Nabriva and if applicable, such parent) is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party (or, solely with respect to Nabriva and if applicable, such parent) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such Party (or, solely with respect to Nabriva and if applicable, such parent) or such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or, solely with respect to Nabriva and if applicable, such parent) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party (or, solely with respect to Nabriva and if applicable, such parent) representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party (or, solely with respect to Nabriva and if applicable, such parent) immediately prior to such transaction;

(c)                                  such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s consolidated total assets to which this Agreement relates; or

(d)                                 the holders of capital stock of such Party approve a plan or proposal for the liquidation or dissolution of such Party.

For the purpose of this definition of Change of Control:

(i)                                     person and group have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act;

(ii)                                  a beneficial owner shall be determined in accordance with Rule 13d-3 under the aforesaid Act; and

(iii)                               the terms beneficially owned and beneficially own shall have meanings correlative to that of “beneficial owner”.

For clarity, any investment transaction by venture capital or other financial investors not engaged directly in the pharmaceutical or biotechnology business and not otherwise affiliated with a pharmaceutical or biotechnology company, the purpose of which is to raise capital for a Party, shall not be deemed to be a Change of Control of that Party.

Clinical Supply Agreement has the meaning set forth in Clause 3.5(b)

Combination Product means a Licensed Product that is comprised of or contains the Licensed Compound as an Active Pharmaceutical Ingredient together with one (1) or more other Active Pharmaceutical Ingredients and is sold either as a fixed dose or as separate doses in a single package.

Commercial Supply Agreement has the meaning set forth in Clause 3.5(b).

Commercialization means any and all activities undertaken before and after Regulatory Approval directed to the preparation for sale, offering for sale, or sale of a product, including activities related to marketing, advertising, promoting, detailing, medical education, sales force training, scientific and medical affairs, distributing (including without limitation importing, exporting, transporting, customs clearance, warehousing, invoicing, handling and delivering the product to customers), selling such product,  booking sales, and interacting with Regulatory Authorities regarding any of the foregoing; provided, however, that Commercialization does not include research, Development or Manufacturing.  When used as a verb, to Commercialize and Commercializing means to engage in Commercialization and Commercialized has a corresponding meaning.

Commercially Reasonable Efforts means, with respect to the performance of Development or Commercialization activities with respect to the Licensed Compound or a Licensed Product by Licensee, the carrying out of such activities using efforts and resources comparable to the efforts and resources commonly used in the biopharmaceutical industry by companies of a similar stage and size as Licensee with resources and expertise similar to those of Licensee for compounds or products of similar market potential at a similar stage in development or product life, taking into account, as applicable, relative safety and efficacy, product profile, the regulatory environment, payors’ policies and regulations, competitiveness of the marketplace and the market potential of such products, the nature and extent of market exclusivity, including patent coverage and regulatory data protection, and price and reimbursement status, but not taking into account any payment obligations under this Agreement.

Commercialization Plan means the strategic commercialization plan for the Commercialization of Licensed Products in the Field in the Territory, as such plan may be amended or updated from time to time in accordance with this Agreement, which plan Licensee shall ensure is at all times consistent with the terms and conditions of this Agreement and all In-License Agreements. The Commercialization Plan will include in reasonable detail (a) marketing principal strategies with respect to marketing and promoting the Licensed Products during the applicable time period, (b) the material activities to be conducted by Licensee in connection with the Commercialization of the Licensed Products during such time period, and (c) an estimate of all expenses associated with the activities set forth in such Commercialization Plan.

Confidential Information has the meaning set forth in Clause 7.1 (Confidentiality Obligations).

Control means, subject to Clause 2.5(b) (In-License Agreements) and Clause 11.3(b) (Assignment - subclause (b)), with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Clause 2.1 (Grants to Licensee), 2.2 (Grants to Nabriva) or 10.3 (Consequences of Termination)), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

Controlling Party has the meaning set forth in Clause 6.5 (Invalidity or Unenforceability Defenses or Actions).

Corporate Names means (a) the Trademarks, names and logos identified on Schedule 1, (b) the Trademarks (in their native language or any translation thereof) with respect to any Licensed Product outside the Territory (the Nabriva Product Trademarks) and (c) such other Trademarks, names and logos as Nabriva may designate in writing from time to time.

Cost of Goods Sold or COGS means, with respect to particular Lefamulin Materials, the aggregate of internal and external costs of Nabriva and any of its Affiliates to Manufacture such Lefamulin Materials, calculated as follows: (a) to the extent that Nabriva or any of its Affiliates performs any part of the Manufacturing of such Lefamulin Materials, the actual direct material costs and direct labor costs for, plus manufacturing overhead directly allocable to, such Manufacturing of such Lefamulin Materials, all calculated in accordance with GAAP; and (b) to the extent that Manufacturing of such Lefamulin Materials is performed by a Third Party, the costs paid to such Third Party for such activities that are directly allocable to such Manufacturing of such Lefamulin Materials and, directly allocated labor costs actually incurred by Nabriva or any of its Affiliates in managing and overseeing the relationship with such Third Party manufacturer, determined in accordance with GAAP.  Cost of Goods Sold shall also include royalties or license fees paid by Nabriva or any of its Affiliates to any Third Party to license Information or Patents for the Manufacture of such Licensed Product.  To the extent that any of the foregoing costs are attributable both to such Licensed Product and to one or more other products of Nabriva or any of its Affiliates, such costs shall be equitably allocated across all such products.

CTA means Clinical Trial Application that is required to initiate a clinical trial for registering a drug product under the Drug Administration Law of the People’s Republic of China and the Provisions for Drug Registration (SFDA Order. 28) or equivalents thereof under future Chinese laws and regulations, as the same may be amended from time to time.

DAL means the Drug Administration Law of the People’s Republic of China.

Development means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, in vitro microbiology, clinical studies, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval; provided, however, that Development excludes Manufacturing or Commercialization.  When used as a verb, Develop and Developing means to engage in Development and Developed has a corresponding meaning.

Development Plan means the plan for the Development of the Licensed Products, including for Regulatory Approval and Post-Approval Research, in the Field in the Territory, including in reasonable detail (a) all material Development activities reasonably anticipated to be undertaken by Licensee to obtain Regulatory Approval of Licensed Products in the Field in the Territory (b) estimated dates on which Licensee expects to achieve each Milestone Event, (c) an estimate of costs and expenses associated with the activities set forth therein as such plan may be amended or updated from time to time in accordance with this Agreement and (d) such other information set forth in Clause 3.1(a) (Development Plan), which plan Licensee shall ensure is at all times consistent with the terms and conditions of this Agreement and all In-License Agreements.

Dispute has the meaning set forth in Clause 11.5(b)(ii) (Governing Law and Dispute Resolution - subclause (b)(ii)).

Dollars or $ means United States Dollars.

Drug Approval Application means with respect to any pharmaceutical product in any Jurisdiction, an application for Regulatory Approval for such pharmaceutical product in such Jurisdiction, including, as applicable,: (a) a New Drug Application or NDA as defined in the FFDCA, (b) a Drug Registration Application or any future equivalents thereof as defined in the DAL and the Provisions for Drug Registration, (c) any corresponding foreign application in a Jurisdiction; and (d) all renewals, supplements and amendments to any of the foregoing.

Effective Date has the meaning set forth in the preamble hereto.

Enforcing Party has the meaning set forth in Clause 6.3(b) (Enforcement of Patents).

Existing Patents means the Patents listed on Schedule 2.

Exploit means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.  Exploitation means the act of Exploiting a compound, product or process.

FDA means the United States Food and Drug Administration and any successor agency thereto.

FFDCA means the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).

Field means all uses in humans in those indications for which the Licensed Products may be Developed and Commercialized in the Territory, as specified by Nabriva in writing.

First Commercial Sale means, with respect to a Licensed Product and a Jurisdiction in the Territory, the first arm’s length sale for monetary value for use or consumption by the end user of such Licensed Product in such Jurisdiction after Regulatory Approval for such Licensed Product has been obtained in such Jurisdiction (whether or not Reimbursement Approval has been received).  Sales, for no charge, of reasonable amounts of such Licensed Product in such Jurisdiction prior to receipt of Regulatory Approval for such Licensed Product as so-called “treatment IND sales,” “named patient sales,” or “compassionate use sales” shall not be construed as a First Commercial Sale.

FPFV means the first patient’s first screening visit in a clinical trial at or prior to which such subject signs an informed consent to participate in such clinical trial (if required under Applicable Law).

GAAP means, with respect to a Party or any of its Affiliates or Sublicensees, as applicable, United States generally accepted accounting principles, International Financial Reporting Standards or such other similar national standards as such Party, Affiliate or Sublicensee, as applicable, adopts, in each case, consistently applied.

Generic Product means, with respect to a particular mode of administration of a Licensed Product in a Jurisdiction, any other prescription pharmaceutical product (a) that is not produced, licensed or owned by Licensee, any of its Affiliates or any Sublicensee, (b) that contains the Licensed Compound and the same other Active Pharmaceutical Ingredient(s), if any, of such Licensed Product, (c) uses the same mode of administration as such Licensed Product, and (d) with respect to which a Third Party (other than a Sublicensee) has received Regulatory Approval for a Drug Approval Application for such other product in such Jurisdiction through an abbreviated regulatory pathway in reliance on the approved Drug Approval Application for such Licensed Product in such mode of administration in such Jurisdiction received by Licensee, any of its Affiliates or any Sublicensee (such as Class 4 drugs under the current CFDA regulations); provided, however, that, if, with respect to a particular mode of administration of a Licensed Product in a Jurisdiction, (y) a product otherwise meets the criteria in clauses (a), (b) and (d) but uses a different mode of administration and (z) the relevant Regulatory Authority in such jurisdiction determines in accordance with Applicable Law that such product is substitutable for such Licensed Product, then such product shall also be considered a Generic Product of such Licensed Product.

Government Official means (a) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (d) any Person who holds himself out to be the authorized intermediary of or has a close relationship with any of the foregoing who can reasonably influence foregoing’s decision making, including, but not limited to, the direct relatives of foregoing.

Governmental Authority means any federal, national, multinational, state, provincial, city, county or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, national, multinational, state, provincial, city, county or local government.

Hatch-Waxman Act has the meaning set forth in the definition of Hatch Waxman Act Certification.

Hatch-Waxman Act Certification means a certification under the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (Hatch-Waxman Act), as set forth at 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV).

IDL means an imported drug license under the DAL and its relevant regulation and rules.

Improvement means any invention, discovery, development or modification with respect to the Licensed Compound or a Licensed Product or relating to the Exploitation thereof, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture, ingredients, preparation, presentation, formulation, means of delivery (including the development of any delivery system or enhancement thereto) or dosage of such Licensed Compound or Licensed Product, any discovery or development of any new or expanded indications for such Licensed Compound or Licensed Product, or any discovery or development that improves the stability, safety or efficacy of such Licensed Compound or Licensed Product.

IND means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other Jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

Indemnification Claim Notice has the meaning set forth in Clause 9.3(a) (Notice of Claim).

Indemnified Party has the meaning set forth in Clause 9.3(a) (Notice of Claim).

Information means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed; provided, however, that Information excludes Patents.

Infringement has the meaning set forth in Clause 6.3(a) (Notice).

In-License Agreement means any license or other agreement entered into after the Effective Date by and between Nabriva or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, pursuant to which Nabriva or, subject to Clause 11.3(b), such Affiliate acquires Control of any Patents or Information that, subject to Clause 2.5(b) (In-License Agreements), would be Nabriva Patents or Nabriva Know-How, as such license or other agreement may be amended from time to time during the Term.

Invoiced Sales has the meaning set forth in the definition of Net Sales.

Joint Intellectual Property Rights has the meaning set forth in Clause 6.1(b) (Ownership of Joint Patents and Joint Know-How).

Joint Know-How has the meaning set forth in Clause 6.1(b) (Ownership of Joint Patents and Joint Know-How).

Joint Patents has the meaning set forth in Clause 6.1(b) (Ownership of Joint Patents and Joint Know-How).

Joint Development Committee or JDC has the meaning set forth in Clause 4.1 (Joint Development Committee).

JDC Dispute has the meaning set forth in Clause 11.5 (Governing Law and Dispute Resolution).

Jurisdiction means, as applicable, a country, region or jurisdiction.

Knowledge means the actual knowledge, without any duty to conduct any investigation with respect to such facts and information, of (a) with respect to Nabriva and its Affiliates, the Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, Chief Commercial Officer and General Counsel of Nabriva and (b) with respect to Licensee, the Chief Executive Officer and Chief Medical Officer of Licensee or, as set forth herein, its relevant Affiliate, or any personnel holding positions equivalent to such job title (but only to the extent such positions exist at Licensee or such Affiliate).

Lefamulin Materials means, as applicable, the Licensed Compound in bulk form manufactured for use as an Active Pharmaceutical Ingredient, intermediates required to Manufacture the finished product formulation of a Licensed Product, the finished product formulation of a Licensed Product, and any other components required to Manufacture any Licensed Product.

Licensed Compound means Lefamulin as shown in Schedule 3 and, to the extent included in any Licensed Product, any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form, racemate, polymorph, chelate, stereoisomer, tautomer or optically active form of any of the foregoing.

Licensed Product means any product that is comprised of or contains a Licensed Compound alone or in combination with one or more other Active Pharmaceutical Ingredients, in each case only in the specific form(s) (i.e., the specific Active Pharmaceutical Ingredients, mode of administration, formulation, etc. (but not dosage) for each such product) clinically Developed by Nabriva or any of its Affiliates.

Licensed Product Agreement means, with respect to a Licensed Product, any agreement entered into by and between Licensee or any of its Affiliates or its or their Sublicensees, on the one hand, and one or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Affiliates or its or their Sublicensees receives any license or other rights to Exploit such Licensed Product, (b) supply agreements pursuant to which Licensee, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Licensed Product or applicable Lefamulin Materials (provided, however, that this clause (b) shall not be interpreted to grant Licensee, its Affiliates or Sublicensees the right to Manufacture or have Manufactured, or otherwise obtain, any quantity of any Active Pharmaceutical Ingredient (or other Lefamulin Materials) of a Licensed Product other than from Nabriva, except in accordance with the applicable Supply Agreement), (c) clinical trial agreements, (d) contract research organization agreements and (e) service agreements.

Licensee has the meaning set forth in the preamble hereto.

Licensee Development Data means any (a) pharmacology, toxicology and other biological data included in or in support of the Regulatory Documentation in the Territory that was created or Controlled by Licensee, any of its Affiliates or any Sublicensee, or on behalf of Licensee or any of its Affiliates or any Sublicensee (Licensee Regulatory Documentation), and (b) clinical data included in or in support of Licensee Regulatory Documentation.

Licensee Know-How means all Information Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or during the Term that is necessary or reasonably useful for the Exploitation of the Licensed Compound or a Licensed Product or any Improvement thereto.  For clarity, Licensee Know-How includes any Licensee Development Data and Licensee Regulatory Documentation to the extent consistent with this definition.

Licensee Patents means all of the Patents Controlled by Licensee or any of its Affiliates or its or their Sublicensees as of the Effective Date or at any time during the Term that claim or cover the Licensed Compound or a Licensed Product or any Improvement thereto, or the Exploitation of any of the foregoing, but excluding any Joint Patents.

Losses has the meaning set forth in Clause 9.1 (Indemnification of Nabriva).

Manufacture and Manufacturing means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, in-process and finished testing, shipping, storing, or release of a product or any ingredient or intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, test method development and stability testing, formulation, quality assurance and quality control of the any compound, product or intermediate, and regulatory affairs with respect to the foregoing.

Milestone Event has the meaning set out in Clause 5.2 (Milestones).

Nabriva has the meaning set forth in the preamble hereto.

Nabriva Know-How means all Information Controlled by Nabriva or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Development or Commercialization of the Licensed Compound or a Licensed Product in the Field in the Territory.  For clarity, Nabriva Know-How includes any Nabriva Development Data and Nabriva Regulatory Documentation to the extent consistent with this definition.

Nabriva Development Data means any of the following related to the Licensed Compound or a Licensed Product that is Controlled by Nabriva and necessary or reasonably useful for the Development or Commercialization of the Licensed Compound or a Licensed Product in the Field in the Territory:  (a) pharmacology, toxicology and other biological data included in or in support of the Regulatory Documentation outside of the Territory that was created by Nabriva or on behalf of Nabriva and (b) clinical data included in or in support of the Regulatory Documentation outside of the Territory.

Nabriva Entity has the meaning set out in Clause 2.6(b) (Territorial Restrictions - subclause(b)).

Nabriva Patents means all of the Patents in the Territory Controlled by Nabriva or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates as of the Effective Date or during the Term, that are necessary or reasonably useful (or, with respect to a Patent application, would be necessary or reasonably useful if such Patent application were to issue as a Patent) for the Development, Manufacture or Commercialization of the Licensed Compound or a Licensed Product in the Field in the Territory, but excluding any Joint Patents; provided, however, that, solely with respect to Clauses 6.2 (Maintenance and Prosecution of Patents), 6.3 (Enforcement of Patents) and 6.5 (Invalidity or Unenforceability Defenses or Actions), Nabriva Patents means all of the Patents in the Territory Controlled by Nabriva or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates as of the Effective Date or during the Term, that are necessary or reasonably useful (or, with respect to a Patent application, would be necessary or reasonably useful if such Patent application were to issue as a Patent) for the Development or Commercialization of the Licensed Compound or a Licensed Product in the Field in the Territory, but excluding any Joint Patents.  The Nabriva Patents include the Existing Patents.

Nabriva Regulatory Documentation means (a) Regulatory Documentation Controlled by Nabriva or any of its Affiliates as of the Effective Date relating to the Licensed Compound and (b) Regulatory Documentation Controlled by Nabriva during the Term relating to the Licensed Compound that a Regulatory Authority in the Territory requires from Licensee in order for Licensee to submit a CTA or Drug Approval Application for a Licensed Product in the Territory.

Net Sales means, with respect to a Licensed Product for any period, the gross amount billed or invoiced by Licensee, its Affiliates or its or their Sublicensees to Third Parties for the sale of a Licensed Product (the Invoiced Sales), less deductions with respect to such Licensed Product for:

(a)                                 normal and customary trade, quantity, cash and prompt settlement discounts (including chargebacks and allowances) actually taken or accrued;

(b)                                 amounts repaid or credited by reason of rejection, return or recall of goods, allowances for sales, rebates, bona fide price reductions, retroactive price reductions, or billing errors;

(c)                                  transportation, importation, freight, postage, shipping, insurance and other handling expenses to the extent that such items are included in the gross amount invoiced;

(d)                                 taxes imposed on production, sale, or delivery, including sales, use, customs and excise duties, turnover, inventory, value added taxes (but excluding taxes imposed on net income), and other taxes or duties related to a Licensed Product, in each case described in this clause (d) to the extent that such items are included in the gross amount invoiced;

(e)                                  discounts, rebates, reimbursements, chargeback payments, and similar payments granted to managed health care organizations or other health care institutions (including hospitals), health care administrators, patient assistance or similar programs, pharmacy benefit managers (or equivalents thereof), wholesalers and other distributors, pharmacies and other retailers, group purchasing organizations or other buying groups, health maintenance organizations, national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, any other providers of health insurance coverage, or to trade customers including, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;

(f)                                   the portion of administrative fees paid during the relevant time period to group purchasing organizations or pharmaceutical benefit managers relating to such Licensed Product; and

(g)                                  amounts invoiced for sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with GAAP; provided that the amounts deducted under this subsection (g) shall not exceed [**] percent ([**]%) of Net Sales of the relevant Licensed Product in the relevant Calendar Quarter;

in each case to the extent consistent with Applicable Law.

All deductions shall only be allowable to the extent they are commercially reasonable and shall be determined, on a Jurisdiction-by-Jurisdiction basis, as incurred in the ordinary course of business in type and amount consistent with Licensee’s, its Affiliate’s, or a Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards.  Any of the deductions listed above that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity; provided, however, that, if the accrued amount with respect to such deduction is determined in a subsequent Calendar Quarter to have been greater than the actual amount of such deduction, the amount over-accrued shall be included in Net Sales in such subsequent Calendar Quarter. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when billed or invoiced and a sale shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or provided in good faith as samples or through patient assistance programs, in each case, without charge.  Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities, provided that the first sale to a Third Party thereafter is included in Net Sales.  With respect to any unit of Licensed Product that is consumed or administered by Licensee or its Affiliates or its or their Sublicensees, Net Sales shall include the greater of (A) any amount billed or invoiced with respect to such consumption or administration, including any services provided directly in connection therewith or (B) the average per-unit Net Sales of such Licensed Product in the relevant Jurisdiction in the relevant Calendar Quarter.

In the event that a Licensed Product is sold in the form of a Combination Product, the Parties will discuss in good faith a proper methodology for adjusting Net Sales of such Combination Product.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated among the relevant products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Licensee’s, its Affiliates’ or its or their Sublicensees’ existing allocation method; provided that any such allocation to a Licensed Product shall be: (i) done in accordance with Applicable Law, including any price reporting laws, rules and regulations and (ii) subject to clause (i), in no event no greater than a pro rata allocation, such that the portion of each of the foregoing rebates, discounts and other forms of reimbursements shall not be included as deductions from Invoiced Sales hereunder in any amount greater than the proportion of the number of units of such Licensed Product sold by Licensee, its Affiliates or its or their Sublicensees to Third Parties hereunder compared to the number of units of all the products sold by Licensee, such Affiliates and such Sublicensees to Third Parties to which such foregoing rebate, discount or other form of reimbursement, as applicable, are granted.

If a Licensed Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash.  Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Licensed Product in arm’s length transactions in the relevant Jurisdiction in the relevant Calendar Quarter.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Licensee, its Affiliates or its or their Sublicensees, which must be in accordance with GAAP.

Non-Breaching Party has the meaning set forth in Clause 10.2(a) (Material Breach).

Notice Period has the meaning set forth in Clause 10.2(a) (Material Breach).

Party and Parties has the meaning set forth in the preamble hereto.

Patents means:

(a)                                 all national, regional and international patents and patent applications, including provisional patent applications;

(b)                                 all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications;

(c)                                  any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, invention patents and design patents and certificates of invention;

(d)                                 any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and

(e)                                  any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

Payment has the meaning set forth in Clause 5.6(a) (General).

Person means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a Governmental Authority.

Phase 3 Clinical Trial means a controlled clinical trial, or a portion of a controlled clinical trial, in humans of the efficacy and safety of a pharmaceutical product, which study (in its entirety or such portion, as applicable) is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a manner sufficient to file a Drug Approval Application, as described in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.  For the sake of clarity, with respect to what is commonly called a phase 2/3 trial, the Phase 3 Clinical Trial definition is met upon the FPFV in the portion of such study that is prospectively designed to demonstrate statistically whether such pharmaceutical product is effective and safe for use in a manner sufficient to file a Drug Approval Application, as described in Federal Regulation 21 C.F.R. §312.21(c) and its foreign equivalents.  If a clinical trial does not constitute a Phase 3 Clinical Trial at the time of FPFV, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in a Drug Approval Application, then, such clinical trial shall be deemed to constitute a Phase 3 Clinical Trial, and the FPFV of such Phase 3 Clinical Trial shall be deemed to occur, on the date of such determination by the applicable Regulatory Authority.

Post-Approval Research means ongoing research and development of a Licensed Product after such Licensed Product has received Regulatory Approval in the Territory, including phase IV clinical studies and clinical studies in support of indications within the Field or labeling changes for such Licensed Product within the Field in the Territory during the Term.

Prior CDA has the meaning set forth in Clause 7.1 (Confidentiality Obligations).

Product Trademarks means the Trademark(s) used or to be used by Licensee or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Corporate Names and any Trademarks that consist of or include any corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees)).

Prohibited Payment has the meaning set forth in Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance).

Prosecuting Party has the meaning set forth in Clause 6.2(a) (In General).

Quality Assurance Agreement has meaning set forth in Clause 3.5(c) (Quality Assurance Agreement).

Regulatory Approval means, with respect to a Jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a pharmaceutical product in such Jurisdiction, including, where applicable, (a) pricing or reimbursement approval (Reimbursement Approval) in such Jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto) and (c) labeling approval.

Regulatory Authority means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Authority regulating or otherwise exercising authority with respect to the Exploitation of any compound or pharmaceutical product, including the CFDA.

Regulatory Documentation means: all (a) applications (including all INDs, CTAs, Drug Registration Application and Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)) relating to the Licensed Compound or a Licensed Product.

Regulatory Exclusivity Period means, with respect to each Licensed Product in any Jurisdiction in the Territory, any period of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such Jurisdiction that confers exclusive marketing rights with respect to such Licensed Product in such Jurisdiction or prevents another Person from using or otherwise relying on any data supporting the approval of the Drug Approval Application with respect to such Licensed Product in such Jurisdiction without the prior written consent of the Drug Approval Application-holder, as applicable.

Representatives has the meaning set forth in Clause 7.1 (Confidentiality Obligations).

Retained Rights means, with respect to the Licensed Compound and Licensed Products, the rights of Nabriva, its Affiliates and its and their licensors, (sub)licensees and contractors to:

(a)                                 perform its and their obligations and exercise its and their rights under this Agreement;

(b)                                 Manufacture and research the Licensed Compound or any Licensed Product anywhere in the world solely for Exploitation outside the Territory; and

(c)                                  Develop and otherwise use the Licensed Compound or Licensed Products for Exploitation outside the Territory.

Royalty Term means, with respect to each Licensed Product and each Jurisdiction in the Territory, the period beginning on the date of the first sale of such Licensed Product in such Jurisdiction (other than sales, for no charge, of Licensed Products as “treatment IND sales,” “named patient sales,” or “compassionate use sales”) and ending on the latest to occur of:

(a)                                 the expiration of the last-to-expire Valid Claim in any Nabriva Patent or Joint Patent in such Jurisdiction that that claims or covers (i) such Licensed Product, or its composition of matter, (ii) the Licensed Compound included in such Licensed Product as a composition of matter, or a method of treatment or other use of such Licensed Compound for any indication in the Field, or (iii) a method of use of or a method of Manufacturing such Licensed Product;

(b)                                 the expiration of the Regulatory Exclusivity Period in such Jurisdiction for such Licensed Product; and

(c)                                  the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such Jurisdiction.

Second Notice has the meaning set forth in Clause 3.1(c) (Specific Diligence Breach).

Senior Officer means, with respect to Nabriva, its Chief Executive Officer, and, with respect to Licensee, its Chief Executive Officer.

Sublicensee means a Person, other than an Affiliate, that is granted a sublicense, directly or indirectly, by Licensee or its Affiliate under the grants in Clause 2.1 (Grants to Licensee), as provided in Clause 2.3 (Sublicenses).

Supply Agreement means the Clinical Supply Agreement (and any related Quality Assurance Agreement) or the Commercial Supply Agreement (and any related Quality Assurance Agreement).

Term has the meaning set forth in Clause 10.1 (Term and Expiration).

Termination Notice has the meaning set forth in Clause 10.2(a) (Material Breach).

Territory means any or all (as applicable) of the following:  the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China, the Macau Special Administrative Region of the People’s Republic of China, and Taiwan, each of which shall be considered a Jurisdiction in the Territory for purposes of this Agreement.

Third Party means any Person other than Nabriva, Licensee and their respective Affiliates.

Third Party Claims has the meaning set forth in Clause 9.1 (Indemnification of Nabriva).

Third Party Infringement Claim has the meaning set forth in Clause 6.4 (Infringement Claims by Third Parties).

Third Party Patent Right has the meaning set forth in Clause 6.6 (Third Party Patent Rights).

Trademark means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration right, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

Valid Claim means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, Governmental Authority, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith, has been pending for no more than five (5) years, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

VAT has the meaning set forth in Clause 5.6(b) (Value Added Tax).

Voting Stock has the meaning set forth in the definition of Change of Control.

2.                                      GRANT OF RIGHTS

2.1                               Grants to Licensee

Subject to Clauses 2.3 (Sublicenses) and 2.5 (Retention of Rights; Limitations Applicable to License Grants) and the other terms and conditions of this Agreement, Nabriva and NTGmbH hereby grant to Licensee (a) an exclusive (including with regard to Nabriva and its Affiliates) license, with the right to grant multiple tiers of sublicenses in accordance with Clause 2.3 (Sublicenses), under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property, to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory; provided, however, that Licensee may not co-formulate or co-package the Licensed Compound with any other Active Pharmaceutical Ingredient without Nabriva’s prior written consent; and (b) a non-exclusive license, with the right to grant multiple tiers of sublicenses in accordance with Clause 2.3 (Sublicenses), under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property to Manufacture Lefamulin Materials (other than (i) the Active Pharmaceutical Ingredient of the Licensed Compound or (ii) except as set forth in the relevant Supply Agreement, any other Lefamulin Materials supplied by Nabriva to Licensee) in the Territory, solely for the Development and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory.

2.2                               Grants to Nabriva

Licensee hereby grants to Nabriva an exclusive (including with regard to Licensee and its Affiliates), royalty-free, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Licensee Patents, the Licensee Know-How, and Licensee’s interests in the Joint Intellectual Property, to Exploit the Licensed Compound, Licensed Product(s) or any product containing the Licensed Compound, and any Improvements thereto, mutatis mutandis, (a) outside the Territory, or (b) for purposes of performing or exercising the Retained Rights.

Licensee hereby grants to Nabriva a non-exclusive (subject to Clause 10.3(d)), royalty-free, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Licensee Patents, the Licensee Know-How and Licensee’s interests in the Joint Intellectual Property to Exploit any products, systems, or methods claimed in the Licensee Patents or the Joint Intellectual Property other than the Licensed Product or Licensed Compound.

Licensee hereby grants to Nabriva (a) an exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Licensee Patents, the Licensee Know-How, and Licensee’s interests in the Joint Intellectual Property to Manufacture the Active Pharmaceutical Ingredient of the Licensed Compound in the Territory and (b) a non-exclusive, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Licensee Patents, the Licensee Know-How, and Licensee’s interests in the Joint Intellectual Property to Manufacture the Licensed Product or Lefamulin Materials (other than the Active Pharmaceutical Ingredient of the Licensed Compound) in the Territory.

2.3                               Sublicenses

Licensee shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Clause 2.1 (Grants to Licensee), to its Affiliates and other Persons; provided that any such sublicenses shall be:  (a) subject to the prior written consent of Nabriva if granted to a Person other than an Affiliate of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed; (b) subject to the prior written consent of any applicable Third Party licensor as required under any In-License Agreement; and (c) consistent with, and expressly made subject to, the terms and conditions of this Agreement and the In-License Agreements.  Licensee shall cause each Affiliate and Sublicensee to comply with the applicable terms and conditions of this Agreement and the In-License Agreements, as if such Affiliate or Sublicensee were a Party to this Agreement.

2.4                               Rights of Reference

Solely to the extent Regulatory Authorities in the Territory are permitted, under Applicable Law, to utilize Regulatory Documentation submitted to Regulatory Authorities outside of the Territory:

(a)                                 Nabriva hereby grants to Licensee and its Sublicensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b) and any foreign counterpart to such regulation, to all Nabriva Regulatory Documentation and the Nabriva Development Data to the extent necessary or reasonably useful to Develop, obtain Regulatory Approval of, or Commercialize the Licensed Compound or Licensed Products in the Field in the Territory, in each case, pursuant to the Development Plan or Commercialization Plan and otherwise subject to the terms and conditions of this Agreement.

(b)                                 Without any additional consideration to Licensee, Licensee hereby grants to Nabriva and its Affiliates, and any current or future direct or indirect (sub)licensee of Nabriva with respect to the Licensed Compound or a Licensed Product, a Right of Reference and Use to the Licensee Development Data to the extent (i) necessary or  useful to Exploit the Licensed Compound, Licensed Product(s) or any product containing the Licensed Compound, and any Improvements thereto, outside of the Territory, or (ii) in support of Development, Manufacturing, Regulatory Approval, or Commercialization of the Licensed Compound, Licensed Product(s) or any product containing the Licensed Compound, and any Improvements thereto, outside of the Territory.

(c)                                  Each Party will provide a signed statement to this effect, if requested by the other Party, 21 C.F.R. § 314.50(g)(3) or any foreign counterpart to such regulation, in the case of a request by either Party, for the limited purpose described in this Clause 2.4 (Rights of Reference).

(d)                                 In the event that Licensee discontinues Development of any Licensed Product in the Territory, then Licensee shall return all Nabriva Development Data and Nabriva Regulatory Documentation to Nabriva as well as transfer to Nabriva any Licensee Development Data related to the discontinued Licensed Product.

(e)                                  Other than as expressly set forth in Clauses 2.4(c) and (d), nothing in this Clause 2.4 shall require either Party to take, or forbear to take, any action.

(f)                                   Any information of a Party to which the other Party obtains access pursuant to this Clause 2.4 shall, subject to Clauses 7.1(a)-(e) (Confidentiality Obligations - subclauses (a)-(e)), be deemed the Confidential Information of such first Party. For avoidance of doubt, Licensee’s submission of useful or necessary information to CFDA shall be governed by and subject to the terms of Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE).

2.5                               Retention of Rights; Limitations Applicable to License Grants

(a)                                 Retained Rights of Nabriva

Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to Nabriva pursuant to any other term or condition of this Agreement, Nabriva hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its and their direct and indirect Third Party licensors under any In-License Agreement, (sub)licensees and contractors) all right, title and interest in and to the Nabriva Patents, the Nabriva Know-How, Nabriva Development Data, Nabriva’s interests in and to Joint Patents and Joint Know-How, Nabriva Regulatory Documentation and Nabriva’s Corporate Names, in each case, for purposes of performing or exercising the Retained Rights.

(b)                                 In-License Agreements

(i)                                    If Nabriva or any of its Affiliates enters into an In-License Agreement, then Nabriva shall promptly notify Licensee, identifying the relevant Third Party’s Patents or Information.  The applicable Third Party’s Patents or Information shall be included in the license granted to Licensee under Clause 2.1 (Grants to Licensee) and considered Nabriva Patents or Nabriva Know-How hereunder only if Nabriva discloses the substantive terms of the applicable license agreement to Licensee, which Nabriva hereby agrees to do, and Licensee agrees in writing to (A) comply with all the relevant obligations of such In-License Agreement, and (B) pay all milestones, royalties and other payments applicable to the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product in the Field in the Territory; provided, however, that, solely with respect to the Manufacture of the Licensed Compound or any Licensed Product in the Field in the Territory, Licensee will only be responsible for milestones, royalties and other payments directly attributable to the Manufacture of the Licensed Compound or any Licensed Product in the Field in the Territory by Licensee or any of its Affiliates or any Sublicensees.

(ii)                                 Subject to this Clause 2.5(b) (In-License Agreements), the licenses granted by Nabriva in Clause 2.1 (Grants to Licensee) include sublicenses solely under the applicable license rights granted to Nabriva or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates by Third Parties under the In-License Agreements.  Any sublicense with respect to

Information or Patents of a Third Party hereunder and any right of Licensee (if any) to grant a further sublicense thereunder, shall be subject and subordinate to the terms and conditions of the In-License Agreement under which such sublicense is granted and shall be effective solely to the extent permitted under the terms of such agreement.  Without limitation of the foregoing, in the event and to the extent that any In-License Agreement requires that particular terms or conditions of such In-License Agreement be contained or incorporated in any agreement granting a sublicense thereunder, such terms and conditions are hereby deemed to be incorporated herein by reference and made applicable to the sublicense granted herein under such In-License Agreement.

(iii)                              The Parties shall cooperate with each other in good faith to support each other in complying with Nabriva’s and its Affiliate’s obligations under each In-License Agreement.  Without limitation to the foregoing, (A) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of an In-License Agreement and agree upon, to the extent reasonably possible, a consistent interpretation of the terms of such In-License Agreement in order to, as fully as possible, allow Nabriva and its Affiliates to comply with the terms of such In-License Agreement; (B) to the extent there is a conflict between any terms of this Agreement and any terms of any In-License Agreement (including with respect to sublicensing rights, diligence obligations, prosecution, maintenance, enforcement, defense, any obligations for a counterparty to such In-License Agreement to maintain a Party’s information as confidential and any obligations for a Party to maintain as confidential the information of a counterparty to such In-License Agreement), the terms of such In-License  Agreement shall control with respect to the relevant Information, Patents or other rights granted to Licensee hereunder; and (C) Licensee and its Affiliates and Sublicensees shall comply with any applicable reporting and other requirements under the In-License Agreements, and the provisions regarding currency conversion, international payments and late payments, and any other relevant definitions and provisions, of the relevant In-License Agreements shall apply to the calculation of the payments due under the relevant In-License Agreements.

(iv)                              On an In-License Agreement-by-In-License Agreement basis, from and after the date on which Licensee agrees in writing to (A) comply with all the relevant obligations of such In-License Agreement, and (B) pay all milestones, royalties and other payments applicable to the Development or Commercialization of the Licensed Compound or any Licensed Product in the Field in the Territory under such In-License Agreement (if any), Nabriva shall not enter into any subsequent agreement with any other party to such In-License Agreement that modifies or amends such In-License Agreement in any way that would materially adversely affect Licensee’s rights or interest under this Agreement without Licensee’s prior written consent, which shall not be unreasonably withheld, and shall provide Licensee with a copy of all modifications to or amendments of such In-License Agreement, regardless of whether Licensee’s consent was required with respect thereto.

(c)                                  No Other Rights Granted by Nabriva

Except as expressly provided herein and without limiting the foregoing, Nabriva grants no other right or license, including any rights or licenses to the Nabriva Patents, the Nabriva Know-How, Nabriva Development Data, Nabriva’s interest in the Joint Patents and the Joint Know-How, the Nabriva Regulatory Documentation, the Nabriva Corporate Names or any other Patent, Trademark or other intellectual property right not otherwise expressly granted herein.  For clarity, no rights are granted to Licensee, or anyone acting with or through Licensee, to Manufacture the Active Pharmaceutical Ingredient of the Licensed Compound or any Licensed Product (or any other Lefamulin Materials supplied by Nabriva to Licensee), or to Develop or Commercialize the Licensed Compound or any Licensed Product for any use in or for animals.

(d)                                 No Other Rights Granted by Licensee

Except as expressly provided herein, Licensee grants no other right or license, including any rights or licenses to the Licensee Patents, the Licensee Know-How, the Licensee Development Data Controlled by Licensee, Licensee’s interest in the Joint Patents and the Joint Know-How, or any other Patent, Trademark or other intellectual property rights not otherwise expressly granted herein.

2.6                               Territorial Restrictions

(a)                                 Licensee shall not, and shall not permit any of its Affiliates or any of its or their licensees, Sublicensees or distributors to, knowingly distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (i) to any Person outside the Territory or (ii) to any Person in the Territory that Licensee or any of its Affiliates or any of its or their licensees, Sublicensees or distributors knows (A) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for  use outside the Territory or to assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for  use outside the Territory or assisted another Person to do so.  If Licensee or any of its Affiliates receives or becomes aware of the receipt by a licensee, Sublicensee or distributor of any orders for any Licensed Product for  use outside the Territory, such Person shall refer such orders to Nabriva.  Licensee shall cause its Affiliates and its and their licensees, Sublicensees and distributors to notify Nabriva of any receipt of any orders for any Licensed Product for  use outside the Territory.

(b)                                 Solely to the extent inconsistent with the rights exclusively licensed to Licensee in accordance with Clause 2.1 (Grants to Licensee), and subject to Nabriva’s right to perform or exercise the Retained Rights, (1) Nabriva shall not, and shall not permit any of its Affiliates or any of its or their licensees, sublicensees or distributors (each, a “Nabriva Entity”) to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (i) to any Person for use in the Field in the Territory, or (ii) to any Person outside the Territory that the applicable Nabriva Entity knows (A) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for commercial use in the Field in the Territory or to assist another Person to do so, or (B) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for commercial use in the Field in the Territory or assisted another Person to do so; (2) if Nabriva or any of its Affiliates receives any orders for any Licensed Product for commercial use in the Field in the Territory, such Person shall refer such orders to Licensee and if Nabriva or any of its Affiliates becomes aware of the receipt by its (sub)licensee or distributor of any orders for any Licensed Product for commercial use in the Territory, Nabriva shall use reasonable efforts to have such Person refer such orders to Licensee; and (3) Nabriva shall cause its Affiliates to notify Licensee of any receipt of any orders for any Licensed Product for use in the Field in the Territory other than orders relating solely to the exercise by Nabriva of its Retained Rights in the Territory..

2.7                               Non-Compete

During the Term of this Agreement, Licensee and its Sublicensees, shall not, and shall not enable or assist any Person that is not a Party to this Agreement to, Develop, Manufacture or Commercialize any product that is indicated or being Developed for CABP, ABSSSI or any other indication in the Field, other than the Licensed Compound and Licensed Products in accordance with this Agreement.  Notwithstanding the foregoing, in the event that any of Licensee’s Affiliates independently Develops, Manufactures, or Commercializes such product, any royalties, dividends, or other payments paid by Licensee to such an Affiliate shall not be construed as enabling or assisting such activities under this clause as long as Licensee otherwise complies with this Clause 2.7 (Non-Compete).

2.8                               Section 365(n)

All rights and licenses granted under or pursuant to this Agreement by Licensee or Nabriva are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, and any similar law in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or any similar law in the Territory.  The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any similar law in the Territory.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any similar law in the Territory, the Party that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (a) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject party.

3.                                      REGULATORY AND COMMERCIALIZATION ACTIVITIES

3.1                               Development

(a)                                 Development Plan

Promptly after the Effective Date, the Parties will agree on a Development Plan for each Licensed Product in the Field in the Territory through the JDC. The Licensee will conduct the Development of the Licensed Products according to the Development Plan.  The Development Plan will include, among other things, the indications in the Field for which the Licensed Products are to be Developed and other exploratory indications in the Field for which the Licensed Products may be Developed, critical activities to be undertaken, certain timelines, go/no go decision points and relevant decision criteria and, only to the extent expressly agreed by Nabriva with respect to any responsibilities allocated to Nabriva, certain allocations of responsibilities between the Parties for the various activities to be undertaken under the Development Plan.  The Development Plan will be focused on efficiently obtaining Regulatory Approval for Licensed Products in the Field in the Territory, while taking into consideration potential impacts on Development, Regulatory Approval or Commercialization of the Licensed Products other than in the Field in the Territory.  During the Term, the Parties will review the Development Plan from time to time and will amend such Development Plan on an ongoing basis as necessary.  The then-current Development Plan will at all times contain at least that level of detail and cover at least the same matters (to the extent applicable) as the original Development Plan for the Licensed Products.  If Licensee or any of its Affiliates or any Sublicensee, intends to conduct any research, pre-clinical and other non-clinical testing, toxicology, formulation, or regulatory affairs with respect to the Licensed Compound or Licensed Products, it will first obtain approval for such activities from the JDC.

(b)                                 Diligence

After the Effective Date, as between the Parties, Licensee shall be solely responsible for all aspects of the Development of the Licensed Products in the Field in the Territory.  Without limitation of Clause 3.1(d) (Development Costs), Licensee shall use Commercially Reasonable Efforts to Develop, and obtain and maintain Regulatory Approvals for, Licensed Products for use in the Field in the Territory.  Licensee will be solely responsible for all clinical development activities for the Licensed Products in the Field in the Territory in accordance with the Development Plan(s).  Licensee will not have the right to engage contract research organizations to handle any clinical development activities without the prior written consent from Nabriva (which consent shall not be unreasonably withheld).

As a part of diligence, Licensee agrees to use Commercially Reasonable Efforts to (i) [**], and (ii) [**]; provided, however, that if a [**], Licensee shall use Commercially Reasonable Efforts to [**].

(c)                                 Specific Diligence Breach

Without limitation of Clause 3.1(b) (Diligence), if Licensee fails to (A) [**] or (B) [**], then Nabriva may provide written notice of its intent to terminate this Agreement, and Licensee will have [**] to provide to Nabriva any information reasonably demonstrating that Licensee is exercising Commercially Reasonable Efforts to Develop the Licensed Products in the Field in the Territory. If Nabriva notifies Licensee within [**] after receipt of such information that Nabriva in good faith believes that Licensee is not exercising such Commercially Reasonable Efforts (a Second Notice), then (i) if requested by Licensee within [**] after receipt of such Second Notice from Nabriva, the Senior Officers will meet within [**] to discuss each Party’s views with respect thereto, and (ii) unless Licensee has, as applicable, [**] or [**] by the end of [**] after receipt of such Second Notice from Nabriva, then, in addition to any other rights or remedies available to Nabriva, Nabriva may terminate this Agreement immediately upon written notice to Licensee, and Licensee may not dispute such termination under Clause 11.5 (Governing Law and Dispute Resolution) or in any other manner.  Licensee’s agreement not to dispute termination will not prohibit Licensee from instituting arbitration in accordance with Clause 11.5 (Governing Law and Dispute Resolution) and will not alter any other rights or remedies to which Licensee may be entitled based on such termination other than the right to seek injunctive relief to prevent such termination. For clarity, the request for, and the meeting of, the Senior Officers described in clause (i) shall not extend the cure period set forth in clause (ii).

(d)                                Development Costs

Licensee shall be solely responsible for all costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Licensed Products in the Field in the Territory.  If multi-region clinical trials are conducted, Licensee shall be responsible for all direct clinical trial costs in the Territory and a pro rata portion of the indirect multi-region costs for such clinical trials outside of the Territory that are conducted by Nabriva, its Affiliates or any of its other (sub)licensees based on the number of patients enrolled in each region, not exceeding [**] percent ([**]%) of such total indirect costs.

(e)                                  Development Records

Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement.  Such books and records shall (i) be appropriate for patent and regulatory purposes, (ii) be in compliance with Applicable Law, (iii) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (iv) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (v) be retained by Licensee for at least [**] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  Nabriva shall have the right, during normal business hours and upon [**] prior written notice, to inspect and copy all such books and records maintained pursuant to this Clause 3.1(e) (Development Records); provided that Nabriva shall maintain such records and information disclosed therein in confidence to the extent set forth in Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE).

(f)                                   Development Reports

Without limiting Clause 3.1(e) (Development Records), within  [**] following the end of each Calendar Half-Year, Licensee shall provide the JDC with a detailed written report of such Development activities it has performed, or caused to be performed, since the preceding report, its Development activities in process and the future activities it expects to initiate during the following Calendar Half-Year period.  Each such report shall contain sufficient detail to enable the JDC to assess Licensee’s compliance with its obligations set forth in Clause 3.1(a) (Development Plan) and Clause 3.1(b) (Diligence), including:

(i)                                    Licensee’s, or its Affiliates’ or its or their Sublicensees’ activities with respect to achieving Regulatory Approvals of Licensed Products in the Territory; and

(ii)                                 clinical study results and results of other Development activities.

3.2                               Regulatory Activities

(a)                                 Regulatory Approvals

Licensee shall have the responsibility, at its cost, and subject to the Retained Rights, except as otherwise expressly set forth in this Clause 3.2 (Regulatory Activities), and in accordance with this Agreement, to prepare, obtain and maintain Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions (including INDs and CTAs) and to conduct communications with the Regulatory Authorities, for Licensed Products in the Field in the Territory in its name.

(b)                                 Regulatory Cooperation

Each Party shall use commercially reasonable efforts to timely communicate to the other Party all Nabriva Development Data and Nabriva Regulatory Documentation (with respect to Nabriva as the obligor) or Licensee Development Data and Licensee Regulatory Documentation (with respect to Licensee as the obligor).  If the other Party reasonably requests additional information related to these material submissions, filings, notices or communications, the Party shall use commercially reasonable efforts to provide relevant documents.   Following the Effective Date, Nabriva shall use commercially reasonable efforts to promptly provide Licensee with all currently existing Nabriva Development Data and Nabriva Regulatory Documentation obtained in connection with the Development of the Licensed Products outside the Territory. Licensee would bear the reasonable costs related to Nabriva’s transferring the Nabriva Development Data and Nabriva Regulatory Documentation under the immediately preceding sentence, which shall not exceed [**] US dollars ($[**]) in aggregation. For clarity, this Clause 3.2(b) (Regulatory Cooperation) does not apply to any transfer of Manufacturing information, which shall be required of Nabriva only as set forth in any relevant Supply Agreement.

(c)                                  Recalls, Suspensions or Withdrawals

Licensee shall notify Nabriva promptly following its determination that any event, incident or circumstance has occurred that would reasonably be expected to result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts.  As between the Parties, Licensee shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Licensee shall consult with Nabriva and shall consider Nabriva’s comments in good faith.

If a recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory is mandated by a Regulatory Authority in the Territory, as between the Parties, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law.  For all recalls, market suspensions or market withdrawals undertaken pursuant to this Clause 3.2(c) (Recalls, Suspensions or Withdrawals), as between the Parties, Licensee shall be solely responsible for the execution thereof.  Subject to Clause 9 (INDEMNITY), Licensee shall be responsible for all costs of any such recall, market suspension or market withdrawal.

(d)                                 Pharmacovigilance Agreement; Global Safety Database

The Parties shall enter into a pharmacovigilance agreement promptly following the Effective Date providing for the terms pursuant to which (i) Nabriva shall establish, hold and maintain (at Nabriva’s sole cost and expense) the global safety database for Licensed Products; (ii)  Licensee shall timely, and shall ensure that its Affiliates and Sublicensees, provide Nabriva with information in the Control of Licensee, its Affiliates or Sublicensees as necessary for Nabriva to comply with its pharmacovigilance responsibilities outside the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. Sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States) with respect to any Licensed Product, including from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product, in each case, in the form reasonably requested by Nabriva; (iii) Nabriva shall provide Licensee with access to data in such global safety database as necessary for Licensee to comply with its pharmacovigilance responsibilities in the Territory, including, as applicable, any adverse drug experiences (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States), from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product.

(e)                                  Regulatory Inspections

If any Regulatory Authority (i) contacts Licensee or any of its Affiliates or any Sublicensee with respect to the alleged improper Development, Manufacture or Commercialization of any Licensed Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at Licensee’s or its Affiliate’s or a Sublicensee’s facilities used in the Development or Manufacturing of Licensed Products, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Licensee or its Affiliates or a Sublicensee that could reasonably be expected to adversely affect any Development, Manufacture or Commercialization activities with respect to the Licensed Product in or outside of the Territory, then Licensee will promptly notify Nabriva of such contact, inspection or notice.

If any Regulatory Authority (I) contacts Nabriva or any of its Affiliates with respect to the alleged improper Manufacture of any Licensed Product that is provided by or on behalf of Nabriva to Licensee under this Agreement or any Supply Agreement,  (II) conducts, or gives notice of its intent to conduct, an inspection at Nabriva’s or its Affiliate’s facilities used in the Manufacturing of Licensed Products provided by or on behalf of Nabriva to Licensee under this Agreement or any Supply Agreement, (III) contacts Nabriva or any of its Affiliates with respect to a material issue concerning the alleged improper Development or Commercialization of any Licensed Product that could reasonably be expected to materially adversely affect any Development or Commercialization activities with respect to the Licensed Product in the Field in the Territory, or (IV) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Nabriva or its Affiliates that could reasonably be expected to materially adversely affect any Development or Commercialization activities with respect to the Licensed

Product in the Field in the Territory, then Nabriva will promptly notify Licensee of such contact, inspection or notice.

3.3                               Commercialization

(a)                                 Commercialization Plan

Licensee will prepare and provide to the JDC a Commercialization Plan for each Licensed Product in the Field in the Territory at least [**] in advance of the last JDC meeting occurring prior to Licensee’s, any of its Affiliates’ or any Sublicensee’s, first filing for Drug Approval Application of a Licensed Product in the Territory, which Commercialization Plan shall be subject to the approval of the Parties through the JDC.  Licensee will be solely responsible for and pay for all Commercialization activities with respect to the Licensed Products in the Field in the Territory, which activities shall be conducted in accordance with the Commercialization Plan.

(b)                                 Diligence

As between the Parties, Licensee shall be solely responsible for Commercialization of the Licensed Products in the Field throughout the Territory at Licensee’s own cost and expense.  Licensee, upon Regulatory Approval with respect to a Licensed Product in a Jurisdiction in the Territory, shall use Commercially Reasonable Efforts to Commercialize such Licensed Product in such Jurisdiction.

(c)                                  Commercialization Costs; Booking of Sales; Distribution

Licensee shall invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Field in the Territory and perform or cause to be performed all related Commercialization services.  Subject to Clause 3.2(c) (Recalls, Suspensions or Withdrawals), Licensee shall handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Field in the Territory.

(d)                                 Commercialization Records

Without limitation of Clause 5.9 (Audit), Licensee shall, and shall require its Affiliates and the Sublicensees to, maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities.  Such records shall be retained by Licensee for at least [**] years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by Applicable Law.  Nabriva shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Clause 3.3(d) (Commercialization Records); provided that Nabriva shall maintain such records and information disclosed therein in confidence to the extent set forth in Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE).

(e)                                  Commercialization Reports

Without limiting Clause 3.3(d) (Commercialization Records), within [**] following the end of each Calendar Half-Year, commencing upon Licensee’s, any of its Affiliates’ or any Sublicensee’s first filing for Drug Approval Application of a Licensed Product in the Territory and thereafter, Licensee shall provide to the JDC with detailed written reports of such Commercialization activities it, any of its Affiliates or any Sublicensee has performed, or caused to be performed, since the preceding report and the future activities it expects to initiate during the following twelve (12)-month period.  Each such report shall contain sufficient detail to enable the JDC to assess Licensee’s compliance with its obligations set forth in Clauses 3.3(a) (Commercialization Plan), 3.3(b) (Diligence) and 3.3(c) (Commercialization Costs; Booking of Sales; Distribution), including, in each case, Net Sales for such Licensed Product in the Territory.

3.4                               Statements and Compliance with Applicable Law

Licensee shall and shall cause its Affiliates and Sublicensees to, comply with all Applicable Law with respect to the Exploitation of Licensed Products.  Licensee shall avoid, and shall require and use commercially reasonable efforts to cause its Affiliates and Sublicensees, and its Affiliates’ and its and their Sublicensees’, employees, representatives, agents, and distributors, to avoid, taking or failing to take, any actions that Licensee, such Affiliates or Sublicensees know or reasonably should know would jeopardize the goodwill or reputation of Nabriva, any of its Affiliates, or the Licensed Products or any Trademark associated therewith.  Without limitation to the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, in all material respects conform their practices and procedures relating to the Commercialization of the Licensed Products and educating the medical community in the Territory with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Law.

3.5                               Supply of Licensed Products

(a)                                 Nabriva will use commercially reasonable efforts to supply, pursuant to the Clinical Supply Agreement, Active Pharmaceutical Ingredient (or other Lefamulin Materials agreed by the Parties) for Licensed Products to Licensee for Manufacturing of Licensed Products for Development of Licensed Products in the Field in the Territory at a price of [**] percent ([**]%) of the Cost of Goods Sold.  Nabriva will use commercially reasonable efforts to supply, pursuant to the Commercial Supply Agreement, Active Pharmaceutical Ingredient (or other Lefamulin Materials agreed by the Parties) for Licensed Products to Licensee for Manufacturing of Licensed Products for Commercialization of Licensed Products in the Field in the Territory at a price of [**] percent ([**]%) of the Cost of Goods Sold.

(b)                                 Starting within [**] after the Effective Date, the Parties will negotiate in good faith a clinical supply agreement based on the principles illustrated in this Agreement (the Clinical Supply Agreement), which agreement the Parties anticipate executing as soon as reasonably practicable after the start of such negotiations.  Starting with the [**], the Parties will negotiate in good faith a commercial supply agreement based on the principles illustrated in this Agreement (the Commercial Supply Agreement), which agreement the Parties anticipate executing as soon as reasonably practicable after the start of such negotiations. As between the Parties, Nabriva will have the sole right and responsibility for Manufacturing (or having Manufactured) in or outside the Territory, and supplying to Licensee, the Active Pharmaceutical Ingredient (or other Lefamulin Materials agreed by the Parties) for Licensed Products for Licensee’s, its Affiliates’ and Sublicensees’ Manufacturing, Development and Commercialization activities in the Field in the Territory in accordance with this Agreement; provided, however, that the Clinical Supply Agreement and Commercial Supply Agreement will include provisions to permit Licensee to source the Active Pharmaceutical Ingredient (or other Lefamulin Materials agreed by the Parties) for Licensed Products from a second supplier if Nabriva is unable or unwilling to supply such Active Pharmaceutical Ingredient (or other Lefamulin Materials agreed by the Parties) in the quantities reasonably required by Licensee.

(c)                                  Quality Assurance Agreement

The Parties will use good faith efforts to enter into one or more agreement(s) governing the quality standards for supply under each Supply Agreement (the Quality Assurance Agreement) within [**] after execution of such Supply Agreement, or earlier if required by Applicable Law.

3.6                               Transfer of Nabriva Know-How

Promptly after the [**] has been made available to Nabriva, Nabriva shall provide (a) the Nabriva Know-How (other than marketing research, strategy documents and any Manufacturing information) that, to Nabriva’s Knowledge at such time, would be material or reasonably necessary to the Development of the Licensed Compound in the Territory and (b) the Nabriva Regulatory Documentation, preferably in electronic format, in each case that has not, as of such time, already been made available to Licensee or any of its Affiliates.

3.7                               Subcontracting

Subject to Clause 2.3 (Sublicenses) and Clause 3.1(b) (Diligence), Licensee, any of its Affiliates or any Sublicensee may subcontract with a Third Party to perform any or all of its obligations hereunder (including by appointing one or more distributors); provided that (a) no such permitted subcontracting shall relieve Licensee, its Affiliates or any Sublicensee of any obligation hereunder (except to the extent satisfactorily performed by such subcontractor) or any liability and Licensee shall be and remain fully responsible and liable therefor and (b) the agreement pursuant to which Licensee, any of its Affiliates or any Sublicensee engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement and (iii) contain terms obligating such subcontractor to permit Nabriva rights of inspection, access and audit substantially similar to those provided to Nabriva in this Agreement.  Licensee shall ensure that each subcontractor accepts and complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were a Party to this Agreement.  Licensee hereby waives any requirement that Nabriva exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance under this Agreement prior to proceeding directly against Licensee.  For clarity, nothing shall restrict Nabriva’s right to exercise any of the Retained Rights or any other rights of Nabriva, or the performance of any obligation by Nabriva, through any of its Affiliates or any Third Party.

4.                                      DEVELOPMENT COMMITTEE

4.1                               Joint Development Committee

Within [**] after the Effective Date, the Parties shall establish a joint development committee (the Joint Development Committee or JDC), which shall consist of [**] representatives from each of the Parties, each with the requisite authority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC.  From time to time, each Party may substitute one (1) or more of its representatives to the JDC on written notice to the other Party.  Licensee shall select from its representatives the chairperson for the JDC, which chairperson may be changed from time to time, on written notice to Nabriva, and which chairperson shall have no greater authority than any other representative on the JDC.  The JDC shall:

(a)                                 serve as a forum for discussing and supervising Development of the Licensed Compound and Licensed Products in the Field in the Territory, including by reviewing and approving Development Plans and any amendments thereto, and overseeing the conduct of the

Development activities as provided in Clause 3.1 (Development) (including as set forth in Development reports as provided in Clause 3.1(f) (Development Reports));

(b)                                 serve as a forum for discussing and supervising the Commercialization of Licensed Products in the Field in the Territory as provided in Clause 3.3 (Commercialization), including by establishing the Commercialization strategy for the Territory, reviewing and approving the Commercialization Plans and any amendments thereto, and overseeing the conduct of the Commercialization activities; and

(c)                                  perform such other functions as are expressly set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

4.2                               General Provisions Applicable to the JDC

(a)                                 Meetings and Minutes

The JDC shall meet every [**] (of which at least [**] shall be in person) or as otherwise agreed to by the Parties, with the location of any in-person meetings alternating between reasonable locations designated by Licensee and reasonable locations designated by Nabriva.  Either Party shall have the right to call meetings on no less than [**] notice unless exigent circumstances require shorter notice.  Each Party shall make all proposals for agenda items at least [**] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [**] in advance of the applicable meeting; provided that under exigent circumstances requiring input by the JDC, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party consents to such later addition of such agenda items or the absence of a specific agenda for such meeting (which consent shall not be unreasonably withheld, conditioned or delayed).  The chairperson of the JDC (or his or her designee) shall prepare and circulate the meeting agenda at least [**] in advance of the meeting, and shall prepare and circulate for review and approval of the Parties minutes of each meeting as promptly as possible after the meeting.  The JDC representatives shall comment on the minutes, and the Parties shall agree on the finalized minutes of each meeting promptly, but in no event later than [**].

(b)                                 Procedural Rules

The JDC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement.  A quorum of the JDC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party.  Representatives of the Parties on the JDC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants; provided, however, that at least [**] shall be held in person.  Representation by proxy shall be allowed.  Subject to Clause 4.2(c) (Decision-Making), the JDC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance.  Alliance Managers or other employees or consultants of a Party who are not representatives of the Parties on the JDC may attend meetings of the JDC; provided, however, that such attendees shall not vote or otherwise participate in the decision-making process of the JDC.  Each such attendee and each JDC representative shall be bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE).

(c)                                  Decision-Making

Except for matters outside the jurisdiction and authority of the JDC (including as set forth in Clause 4.2(d) (Limitations on Authority)), if the JDC cannot, or does not, reach consensus on an issue, then such issue shall be resolved pursuant to Clause 11.5 (Governing Law and Dispute Resolution).

(d)                                 Limitations on Authority

Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement or other subsequent agreements between the Parties, are outside the jurisdiction and authority of the JDC, including (i) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Clause 11.7 (Entire Agreement; Amendments) or compliance with which may only be waived as provided in Clause 11.10 (Waiver and Non-Exclusion of Remedies)) and (ii) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement that are not required by this Agreement to be considered by the JDC prior to the exercise of such consent, approval or other decision-making authority.

(e)                                  Alliance Managers

Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JDC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an Alliance Manager), which person(s) may be replaced at any time by notice in writing to the other Party.  The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement.  The Alliance Managers shall not have final decision-making authority with respect to any matter under this Agreement.

(f)                                   Discontinuation; Disbandment; Annual Reports

The JDC shall continue to exist until the first to occur of:

(i)                                    the Parties mutually agreeing to disband the JDC; and

(ii)                                 Nabriva providing to Licensee written notice of its intention to disband the JDC.

Upon the occurrence of any of the foregoing, (A) the JDC shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties, and (B) any requirement of a Party to provide Information or other materials to the JDC shall be deemed a requirement to provide such Information or other materials to the other Party and any matters that are subject to the review or approval by the JDC hereunder shall be discussed by the Parties, with any Disputes to be resolved pursuant to Clause 11.5 (Governing Law and Dispute Resolution).

5.                                      PAYMENTS AND RECORDS

5.1                               Upfront Payment

In consideration of the rights granted by NTGmbH to Licensee hereunder, no later than [**] following the Effective Date, Licensee shall pay NTGmbH a non-refundable and non-creditable upfront amount equal to five million Dollars ($5,000,000).

5.2                               Milestones

As partial consideration for the rights granted to Licensee by the Nabriva Parties pursuant to Clause 2.1 (Grants to Licensee), Licensee will notify the Nabriva Parties of the following one-time milestone payments within [**] after the first occurrence of each of the following events (each, a Milestone Event).  Nabriva or NTGmbH shall promptly invoice Licensee for the corresponding amount below, and Licensee shall pay to the Nabriva Parties (in such proportions as directed under Clause 5.5 (Mode of Payment; Offesets)) the following one-time milestone payments within [**] of receipt of such invoice.

Milestone Event	Milestone Payment
(i) [**]	[**]
(ii) [**]	[**]
(iii) [**]	[**]
(iv) Receipt of each subsequent Regulatory Approval (whether or not Reimbursement Approval is received) from the CFDA in each subsequent indication with respect to any Licensed Product	$4,000,000 for each such Regulatory Approval
(v) First Calendar Year in which the aggregate annual Net Sales of all Licensed Products in the Territory exceed $[**]	[**]
(vi) First Calendar Year in which the aggregate annual Net Sales of all Licensed Products in the Territory exceed $[**]	[**]
(vii) First Calendar Year in which the aggregate annual Net Sales of all Licensed Products in the Territory exceed $[**]	[**]
(viii) First Calendar Year in which the aggregate annual Net Sales of all Licensed Products in the Territory exceed $[**]	[**]
(ix) First Calendar Year in which the aggregate annual Net Sales of all Licensed Products in the Territory exceed $[**]	[**]

Once Licensee has made any particular milestone payment under this Clause 5.2 (Milestones), Licensee will not be obligated to make any payment with respect to the re-occurrence of the same Milestone Event; but, for clarity, the milestone payment in clause (iv) shall be due upon each achievement of such Milestone Event.  If any two or more of the Milestone Events above occur in the same Calendar Year, both applicable milestone payments will be due to the Nabriva Parties (in such proportions as directed under Clause 5.5 (Mode of Payment; Offsets)). The above milestone payments shall be non-creditable and non-refundable.

5.3                               Royalties

(a)                                 Royalty Rate

As further consideration for the rights granted to Licensee by the Nabriva Parties hereunder, during the Royalty Term with respect to a Licensed Product in a Jurisdiction, on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis, Licensee shall pay to the Nabriva Parties (in such proportions as directed under Clause 5.5 (Mode of Payment; Offsets)) a royalty on Net Sales of such Licensed Product in such Jurisdiction in the Territory at a royalty rate of [**] percent ([**]%).

(b)                                 Blended Royalty

Licensee acknowledges that (i) the Nabriva Know-How and the Information included in the Nabriva Regulatory Documentation licensed to Licensee are proprietary and valuable and that without the Licensee Know-How and such Information, Licensee would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products, (ii) such Regulatory Approvals will allow Licensee to obtain and maintain regulatory exclusivity with respect to the Licensed Products in the Field in the Territory, (iii) access to the Licensee Know-How and the rights with respect to the Nabriva Regulatory Documentation will have provided Licensee with a competitive advantage in the marketplace beyond the exclusivity afforded by the Nabriva Patents and the regulatory exclusivity and (iv) the upfront payment and royalties set forth in Clauses 5.1 (Upfront Payment) and 5.3 (Royalties), respectively, are, in part, intended to compensate the Nabriva Parties for such exclusivity and such competitive advantage.  The Parties and NTGmbH agree that the royalty rate set forth in Clause 5.3(a) (Royalty Rate) reflects an efficient and reasonable blended allocation of the value provided by the Nabriva Parties to Licensee.

(c)                                  Royalty Term

Licensee shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any Jurisdiction after the Royalty Term for such Licensed Product in such Jurisdiction has expired.  Upon termination of the Royalty Term with respect to a Licensed Product in any Jurisdiction, the license grants to Licensee in Clause 2.1 (Grants to Licensee), as applicable, with respect to such Licensed Product shall convert to non-exclusive and shall become fully paid-up with respect to such Jurisdiction.

(d)                                 Reductions

(A) In the event that in any Jurisdiction in the Territory during the Royalty Term for a Licensed Product in a particular mode of administration, unit sales of all Generic Products of such Licensed Product in such mode of administration in such Jurisdiction in a Calendar Quarter are:

(i)                                    equal to or greater than [**] percent ([**]%) but less than [**] percent ([**]%) of the sum of unit sales of such Licensed Product and all such Generic Products in such Jurisdiction, then the royalty rate set forth in Clause 5.3(a) (Royalty Rate) with respect to such Licensed Product in such Jurisdiction in such Calendar Quarter shall be reduced by [**] percent ([**]%); or

(ii)                                 equal to or greater than [**] percent ([**]%) of the sum of unit sales of such Licensed Product and all such Generic Products in such Jurisdiction, then the royalty rate set forth in Clause 5.3(a) (Royalty Rate) with respect to such Licensed Product in such Jurisdiction in such Calendar Quarter shall be reduced by [**] percent ([**]%).

Unit sales shall be measured by IMS Health Data (or, in the absence of such data, an appropriate end user-level database mutually agreed by the Parties and NTGmbH).

(B) In the event that Clause 5.3(d)(A) does not apply, but, under Applicable Law, the royalty rate must be reduced in order to ensure enforceability of the royalty obligation once clause (a) of the Royalty Term ends with respect to a Licensed Product in a Jurisdiction, then the royalty with respect to such Licensed Product in such Jurisdiction shall be reduced by [**] percent ([**]%) from the rate set forth in Clause 5.3(a) (Royalty Rate).

(C) If Licensee, its Affiliates or Sublicensees, in their reasonable judgment, obtain a license from a Third Party under any issued patent of such Third Party that Licensee reasonably believes would be infringed by the making, use, import, offer for sale, or sale of any Licensed Product in the Field in any Jurisdiction in the Territory, then Licensee may deduct, from the royalty payment that would otherwise have been due to Nabriva on the Net Sales of such Licensed Product in the Field in such Jurisdiction in the Territory in any Calendar Quarter, an amount equal to [**] percent ([**]%) of the royalties paid by Licensee, its Affiliate or Sublicensee to such Third Party pursuant to such license for such Licensed Product in such Jurisdiction in such Calendar Quarter.  The amounts that may be deducted in this section with respect to a given Licensed Product in a given Jurisdiction in a given Calendar Quarter may also include [**] percent ([**]%) of any royalties paid by Licensee, its Affiliates or Sublicensees under any In-License Agreement pursuant to Clause 2.5(b) (In-License Agreements) for such Licensed Product in such Jurisdiction in such Calendar Quarter.

(D) Notwithstanding anything to the contrary in this Clause 5.3(d) (Reductions), in no event shall any royalty payment payable to the Nabriva Parties for any Licensed Product in a Jurisdiction in a given Calendar Quarter be reduced, as a result of the payment reductions set forth in Clauses 5.3(d)(A), 5.3(d)(B), and 5.3(d)(C) above, in the aggregate, to less than [**] percent ([**]%) of the amount otherwise payable to the Nabriva Parties with respect to such Licensed Product in such Jurisdiction in such Calendar Quarter in accordance with Clause 5.3(a) (Royalty Rate).

5.4                               Royalty Payments and Reports

Licensee shall calculate all amounts payable to the Nabriva Parties pursuant to Clause 5.3 (Royalties) at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Clause 5.5 (Mode of Payment; Offsets).  Licensee shall pay to the Nabriva Parties the royalty amounts due with respect to a given Calendar Quarter within [**] after the end of such Calendar Quarter. Each payment of royalties due to the Nabriva Parties shall be accompanied by a statement specifying, on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis, the amount of Invoiced Sales, Net Sales and deductions taken to arrive at Net Sales attributable to each Licensed Product in each Jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.  Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, either directly to the Nabriva Parties or through Licensee, as if such sales were made by Licensee.

5.5                               Mode of Payment; Offsets

All payments to the Nabriva Parties under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account(s) as the Nabriva Parties may from time to time designate by notice to Licensee.  At least [**] prior to the date for payment of the first milestone payment under Clause 5.2 (Milestones), the Nabriva Parties shall issue a joint instruction to the Licensee specifying (a) the allocation of the milestone payments (described in Clause 5.2 (Milestones)) and the royalty payments (described in Clause 5.3 (Royalties)) between the Nabriva Parties; and (b) the bank account(s) into which such amounts shall be deposited. Licensee shall make all payments described in Clause 5.2 (Milestones) and Clause 5.3 (Royalties) in accordance with such joint instruction (unless and until an updated joint instruction is received by the Licensee from the Nabriva Parties). If a joint instruction has not been received by the Licensee [**] prior to the due date for payment of any amount described in Clause 5.2 (Milestones) or Clause 5.3 (Royalties) of this Agreement, the Licensee shall pay such amount to the Nabriva Parties in equal proportions.  The Nabriva Parties may issue an updated joint instruction to the Licensee at any time during the Term. Any such updated joint instruction shall take effect in respect of payments due [**] or more following receipt by the Licensee of the instruction.  For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Licensee shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP, subject to Clause 5.6(a) (General).

The Nabriva Parties may direct that all or any portion of any payments be paid to any of Nabriva’s or NTGmbH’s Affiliates (other than any Nabriva Party), so long as (a) such instruction does not result in adverse tax consequences to Licensee or (b) Nabriva or NTGmbH agrees in writing to promptly pay such adverse tax consequences, which may be accomplished through an offset or deduction from amounts due to the Nabriva Parties hereunder.

5.6                               Taxes

(a)                                 General

The milestones and royalties payable by Licensee to the Nabriva Parties pursuant to this Agreement (each, a Payment) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law.  The applicable Nabriva Party shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Licensee) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  Licensee shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold.   Notwithstanding the foregoing, if a Nabriva Party is entitled to a reduction in the rate of, or the elimination of, applicable withholding tax, it may deliver to Licensee or the appropriate governmental authority (with the reasonable assistance of Licensee to the extent that this is reasonably required and is requested in writing) the documentation necessary to reduce or eliminate the withholding tax otherwise due, and Licensee shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that Licensee has received evidence of the Nabriva Party’s delivery of all supporting documentation  (and, if necessary, its receipt of appropriate governmental authorization) at least [**] prior to the time that the Payment to which such documentation and authorization apply is due. If, in accordance with the foregoing, Licensee withholds any amount, it shall pay to the Nabriva Party the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to the Nabriva Party proof of such payment within [**] following such payment. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Nabriva Party. The Parties and NTGmbH will cooperate with respect to all documentation required by any taxing authority or reasonably required by either Party or NTGmbH to secure a reduction in the rate of applicable withholding taxes.  If (i) Licensee (A) had a duty to deduct, withhold and pay over any tax to any governmental authority in connection with any Payment it made to Nabriva or NTGmbH under this Agreement but (B) failed to so deduct, withhold and timely pay over all or any portion of such tax, and (ii) such tax or portion thereof is assessed against Nabriva or NTGmbH, then Licensee will indemnify and hold harmless the Nabriva Parties from and against any penalties imposed as a result thereof; provided, however, that no such indemnification shall be due from Licensee to the extent of any such penalties imposed solely as a result of or in connection with Licensee’s reliance on any Nabriva Party’s claim for reduced or no withholding hereunder that has been finally determined to have been incorrect.

(b)                                 Value Added Tax

Notwithstanding anything contained in Clause 5.6(a) (General), this Clause 5.6(b) (Value Added Tax) shall apply with respect to value added tax (VAT) and all applicable local surcharges.  All Payments are exclusive of VAT and all local surcharges.  No Payments shall be deducted for any VAT or local surcharge.  If any VAT or local surcharge is chargeable in respect of any Payments, Licensee shall pay and bear the VAT and the local surcharge at the applicable rate in respect of any such Payments following the receipt of an invoice issued by NTGmbH or Nabriva, as applicable, illustrating the amounts of the Payments and applicable VAT and local surcharge(es) separately.  Licensee shall make such VAT and local surcharge payments to the tax bureau timely in order to make the Payments by the due date of the Payments. Parties shall reasonably cooperate in accordance with Applicable Law to minimize indirect Taxes (such as VAT, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

5.7                               Interest on Late Payments

Except as expressly set forth herein, if any payment due to either Party or NTGmbH under this Agreement is not paid when due, then, in addition to any other rights and remedies available to such Party or NTGmbH under this Agreement, such paying Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of (a) [**] above the  prime rate, as published in The Wall Street Journal, Eastern Edition, as adjusted from time to time on the first Business Day of each month or (b) the highest rate permitted under Applicable Law, such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.  Any such interest payment that is itself such to withholding tax or VAT shall be subject to the provisions of Clause 5.6(a) (Taxes) or 5.6(b) (Value Added Tax), as applicable.

5.8                               Financial Records

Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Development and Commercialization of Licensed Products hereunder, including books and records of Invoiced Sales and Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder.  Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the later of (a) [**] after the end of the period to which such books and records pertain, (b) the expiration of the applicable tax statute of limitations (or any extensions thereof) and (c) for such period as may be required by Applicable Law.

5.9                               Audit

At the request of a Nabriva Party, Licensee shall and shall cause its Affiliates and its and their Sublicensees to, permit such Nabriva Party or an independent auditor designated by such Nabriva Party and reasonably acceptable to Licensee, during regular business hours and upon at least [**] written notice, no more than [**] during the term and no more than [**] following termination of this Agreement, to audit the books and records maintained pursuant to Clause 5.8 (Financial Records) for a period dating back no more than [**], to ensure the accuracy of all reports and payments made hereunder.  No period shall be audited more than once. The independent public accountant shall disclose to such Nabriva Party only (a) the accuracy of reports and the basis for royalty and other payments made to the Nabriva Parties under this Agreement and (b) the difference, if any, in such reports or such reported and paid amounts from reports and amounts determined as a result of the audit. Except as provided below, the cost of this audit shall be borne by the applicable Nabriva Party, unless the audit reveals, with respect to a period, a variance of more than [**] percent ([**]%) from the reported amounts for such period, in which case Licensee shall bear the cost of the audit.  If such audit concludes that (i) additional amounts were owed by Licensee, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Clause 5.7 (Interest on Late Payments) or (ii) excess payments were made by Licensee to a Nabriva Party, such Nabriva Party shall reimburse such excess payments (without interest), in either case ((i) or (ii)), within [**] after the date on which such audit is completed by a Nabriva Party.

5.10                        Audit Dispute

In the event of a dispute with respect to any audit under Clause 5.9 (Audit), the applicable Nabriva Party and Licensee shall work in good faith to resolve the disagreement. If such Persons are unable to reach a mutually acceptable resolution of any such dispute within [**], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each such Persons’ certified public accountants or to such other Person as such Persons shall mutually agree (the Auditor). The decision of the Auditor shall be final and the costs of such audit as well as the initial audit shall be borne between such Persons in such manner as the Auditor shall determine. Not later than [**] after such decision and in accordance with such decision, Licensee shall pay the additional amounts, with interest from the date originally due as provided in Clause 5.7 (Interest on Late Payments) or the applicable Nabriva Party shall reimburse the excess payments without interest, as applicable.

6.                                      INTELLECTUAL PROPERTY

6.1                               Ownership of Intellectual Property

(a)                                 Ownership of Technology

Subject to Clause 6.1(b) (Ownership of Joint Patents and Joint Know-How), as between the Parties, each Party shall own and retain all right, title and interest in and to any and all:

(i)                                     Information, Improvements and other inventions that are conceived, discovered, developed, authored or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable), under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, except to the extent that any such Information or invention or any Patent or intellectual property rights with respect thereto, is Joint Know-How or Joint Patents; and

(ii)                                  other Information, inventions, Patents and other intellectual property rights that are owned by or otherwise licensed to (other than pursuant to the license grants set forth in Clauses 2.1 (Grants to Licensee), 2.2 (Grants to Nabriva), and 10.3 (Consequences of Termination)) such Party or its Affiliates or its or their (sub)licensees (or Sublicensees) (as applicable) outside of this Agreement;

provided, however, that this Clause 6.1(a) (Ownership of Technology) shall not require a Party to obtain ownership or Control of any Information, Improvement or other invention conceived, discovered, developed, authored or otherwise made by or on behalf of such Party or its Affiliates or its or their (sub)licensees (or Sublicensee(s)), as applicable), or any Patent or other intellectual property right with respect thereto.

(b)                                 Ownership of Joint Patents and Joint Know-How

As between the Parties, each Party shall have an equal, undivided interest in any and all:

(i)                                     Information, Improvements and other inventions that are conceived, discovered, developed, authored or otherwise made jointly by or on behalf of Nabriva or, subject to Clause 11.3(b), its Affiliates, on the one hand, and Licensee or its Affiliates or its or their Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the Joint Know-How); and

(ii)                                 Patents to the extent they claim the Information, Improvements and other inventions described in paragraph (i) (Joint Patents).

With respect to the Joint Patents and other intellectual property rights embedded in the Information, Improvements and other inventions described in paragraph (i) (together with Joint Know-How and Joint Patents, the Joint Intellectual Property Rights), each Party shall promptly disclose to the other Party in writing and shall cause its Affiliates, and Licensee shall cause its and their Sublicensees to so disclose, the discovery, development, making, authoring or conception of any Joint Know-How or Joint Patents.  Subject to the licenses granted under Clauses 2.1 (Grants to Licensee), 2.2 (Grants to Nabriva), and 10.3 (Consequences of Termination), each Party shall have the right to Exploit, license, assign and otherwise transfer its rights in the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.

(c)                                  United States Law

The determination of whether Information, Improvements and other inventions are conceived, discovered, developed, authored or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States, irrespective of where or when such conception, discovery, development, authorship or making occurs.  Each Party shall, and does hereby, assign, and shall cause its Affiliates and Licensee shall cause its and their Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Information, Improvements and other inventions as well as any intellectual property rights with respect thereto, as is necessary to fully effect, as applicable, the joint ownership provided for in Clause 6.1(b) (Ownership of Joint Patents and Joint Know-How).

(d)                                 Assignment Obligation

Solely with respect to Patents and Information that would, if Controlled by Licensee or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates, be Licensee Patents or Licensee Know-How, respectively: Licensee shall cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for Licensee under this Agreement or who conceive, discover, develop, author or otherwise make any applicable Information, Improvement or other invention by or on behalf of Licensee or its Affiliates or its or their Sublicensees under or in connection with this Agreement to be under an obligation to assign (or, if Licensee is unable to cause such Person to agree to such assignment obligation despite Licensee’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant a license under, with Licensee Controlling) their rights in any applicable Information, Improvement and inventions resulting therefrom, and any Patent or intellectual property rights with respect thereto, to Licensee, except where Applicable Law requires otherwise and except in the case of Governmental Authorities, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain or negotiate such a license, with Control, shall be obtained).

Solely with respect to Patents and Information that would, if Controlled by Nabriva or, subject to Clause 11.3(b) (Assignment - subclause (b)), any of its Affiliates, be Nabriva Patents or Nabriva Know-How, respectively (in each case subject to Clause 2.5(b) (In-License Agreements)):  Nabriva shall use commercially reasonable efforts to cause all Persons who perform Development activities, Manufacturing activities or regulatory activities for Nabriva under this Agreement or who conceive, discover, develop, author or otherwise make any applicable Information, Improvement or other invention by or on behalf of Nabriva or its Affiliates or its or their sublicensees under or in connection with this Agreement to be under an obligation to assign to Nabriva their rights in any applicable Information, Improvement and inventions resulting therefrom, and any applicable Patent or intellectual property rights with respect thereto, or, if Nabriva is unable to cause such Person to agree to such assignment obligation despite Nabriva’s using commercially reasonable efforts to negotiate such assignment obligation, then Nabriva shall use commercially reasonable efforts to cause such Persons to grant a royalty-free sublicenseable license under their rights in such applicable Information, Improvement or invention, and such applicable Patent or intellectual property right (which such license shall be an In-License Agreement subject to Clause 2.5(b) (In-License Agreements)), or, if Nabriva is unable to cause such Person to agree to such royalty-free license despite Nabriva’s using commercially reasonable efforts to negotiate such licensee, then Nabriva shall use commercially reasonable efforts to cause such Persons to grant a royalty-bearing sublicenseable license under their rights in such applicable Information, Improvement or invention, and such Patent or intellectual property right (which such license shall be an In-License Agreement subject to Clause 2.5(b) (In-License Agreements)); in each case, except where Applicable Law requires otherwise and except in the case of Governmental Authorities, not-for-profit and public institutions that have standard policies against such an assignment (in which case, Nabriva shall use commercially reasonable efforts to obtain a suitable license or right to obtain or negotiate such a license, which such license shall be an In-License Agreement subject to Clause 2.5(b) (In-License Agreements)).  Notwithstanding the above, if Nabriva is only able to cause such Persons to grant a royalty-bearing sublicenseable license under such Person’s rights in an applicable Patent described in the preceding sentence, and (i) such applicable Patent is necessary for Licensee to exercise its Manufacturing license under Clause 2.1(b) and (ii) Licensee, its Affiliates, or Sublicensees are required to make any payments to such Persons under such license with respect to such Manufacturing in the Territory, Licensee will be entitled to deduct from the royalty payment that would otherwise have been due to Nabriva under Clause 5.3(a) (Royalty Rate), an amount equal to [**] percent ([**]%) of the amounts paid by Licensee, its Affiliates or Sublicensees to such Persons.

(e)                                  Ownership of Product Trademarks

As between the Parties, Licensee shall own all right, title and interest to the Product Trademarks in the Territory, and all goodwill associated therewith will inure to the benefit of Licensee.

(f)                                   Ownership of Corporate Names

As between the Parties, Nabriva shall retain all right, title and interest in and to its Corporate Names, and all goodwill associated therewith will inure to the benefit of Nabriva.

(g)                                 Ownership of Development Data

Subject to the licenses granted under Clause 2 (GRANT OF RIGHTS) or Clause 10.3 (Consequences of Termination), as between the Parties, Licensee shall own the Licensee Development Data Controlled by Licensee and Nabriva shall own the Nabriva Development Data.

6.2                               Maintenance and Prosecution of Patents

(a)                                 In General

As between the Parties, subject to Clauses 6.2(c) (Patent Term Extension and Supplementary Protection Certificate) and 6.5 (Invalidity or Unenforceability Defenses or Actions),

(i)                                     Nabriva shall have the sole right, but not the obligation, through counsel of its choice at its discretion, to prepare and file the Nabriva Patents (and Nabriva will coordinate any such preparation and filing with Licensee), and the first right, but not the obligation, through counsel of its choice at its discretion, to prepare, file, prosecute and maintain Joint Patents outside the Territory, including any related invalidation, appeals of invalidation, interference, re-issuance, re-examination, patent term extension and opposition proceedings with respect thereto.

(ii)                                  Licensee shall have the first right, but not the obligation, to prosecute and maintain the Nabriva Patents in the Territory and to prepare, file, prosecute and maintain the Licensee Patents worldwide and the Joint Patents in the Territory, including any related invalidation, interference, re-issuance, re-examination, patent term extension and opposition proceedings with respect thereto, in each case, at its sole cost and expense and through counsel of its choice.

(iii)                               For purposes of this Clause 6.2 (Maintenance and Prosecution of Patents), the Party prosecuting, maintaining or undertaking other related activities pursuant to clause (i) or (ii) with respect to a Patent shall be the Prosecuting Party.  The Prosecuting Party shall periodically inform the other Party of all material steps with regard to the preparation, filing, prosecution and maintenance of the Nabriva Patents in the Territory and the Licensee Patents and Joint Patents worldwide, as applicable, including by providing the non-Prosecuting Party with a copy of material communications to and from any applicable patent authority regarding such Patents and by providing the non-Prosecuting Party drafts of any material filings or responses to be made to such patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the non-Prosecuting Party to review and comment thereon.  The Prosecuting Party shall consider in good faith the requests and suggestions of the non-Prosecuting Party with respect to such drafts and with respect to strategies for filing and prosecuting such Patents, including taking into consideration the commercial strategy of Licensee in the Territory.  If the Prosecuting Party decides not to  prosecute or maintain a Nabriva Patent in the Territory, or to prepare, file, prosecute or maintain a Licensee Patent or Joint Patent anywhere in the world, the Prosecuting Party shall provide reasonable prior written notice to the non-Prosecuting Party of such intention and the non-Prosecuting Party shall thereupon have the right, in its sole discretion, to assume the control and direction of the prosecution and maintenance of such Nabriva Patent, or the preparation, filing, prosecution and maintenance of such Licensee Patent or Joint Patent, at its sole cost and expense, whereupon the non-Prosecuting Party shall be deemed the Prosecuting Party with respect to such Patent.

(b)                                 Co-operation

The non-Prosecuting Party shall, and shall cause its Affiliates to, assist and co-operate with the Prosecuting Party, as the Prosecuting Party may reasonably request from time to time, in the preparation, filing, prosecution and maintenance of the Nabriva Patents in the Territory and the Licensee Patents  and  Joint Patents worldwide under this Agreement, including that the non-Prosecuting Party shall, and shall ensure that its Affiliates, (i) offer its comments, if any, promptly, (ii) provide access to relevant documents and other evidence and make its employees available at reasonable business hours and (iii) provide the Prosecuting Party, upon its request, with copies of any patentability search reports generated by its patent counsel with respect to such Nabriva Patents, Joint Patents or Licensee Patents, including relevant Third Party patents and patent applications located; provided, however, that neither Party shall be required to provide legally privileged information with respect to such intellectual property unless and until procedures reasonably acceptable to such Party are in place to protect such privilege; and provided, further, that the Prosecuting Party shall reimburse the non-Prosecuting Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  Each Party will use reasonable efforts to make available to the other Party its authorized attorneys, agents or representatives, or such of its employees, in each case as are reasonably necessary to assist the other Party in exercising its rights described under this Clause 6.2 (Maintenance and Prosecution of Patents).  Each Party will sign, or will use reasonable efforts to have signed, all legal documents as are reasonably necessary to prosecute and maintain Patents in accordance with this Clause 6.2 (Maintenance and Prosecution of Patents).

(c)                                  Patent Term Extension and Supplementary Protection Certificate

The Parties shall jointly make decisions regarding the application for patent term extensions, or any other extensions that are now or become available in the future, in the Territory, for the Nabriva Patents, Joint Patents and any Licensee Patents, in each case with respect to the Licensed Compound and the Licensed Products, and in each case including whether or not to do so.  Licensee shall provide prompt and reasonable assistance, as requested by Nabriva, including by taking such action as patent holder as is required under any Applicable Law to obtain such extensions or supplementary protection certificates.  If under Applicable Law, Licensee may need to file such a mutually agreed patent term extension or supplementary protection certificate or equivalent thereof under its own name with respect to a Nabriva Patent, Joint Patent or Licensee Patent, then Nabriva shall promptly provide assistance to Licensee to enable such filing.

(d)                                 Common Ownership Under Joint Research Agreements

Notwithstanding anything to the contrary in this Clause 6 (INTELLECTUAL PROPERTY), neither Party shall have the right to make an election under 35 U.S.C. 102(c) when exercising its rights under this Clause 6 (INTELLECTUAL PROPERTY) without the prior written consent of the other Party.  With respect to any such permitted election, the Parties shall co-ordinate their activities with respect to any submissions, filings or other activities in support thereof.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).

(e)                                  Patent Listings

As between the Parties, Licensee shall have the sole right to make decisions regarding patent listings under the equivalents of the Hatch-Waxman Act in the Territory with respect to the Licensed Products in the Field and Licensee shall have the right to make all filings with respect thereto with Regulatory Authorities in the Territory with respect to the Nabriva Patents and Joint Patents or other international equivalents; provided that Licensee shall consult with Nabriva to determine the course of action with respect to such filings.

6.3                               Enforcement of Patents

(a)                                 Notice

Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the Nabriva Patents in the Territory or Joint Patents or Licensee Patents worldwide, in each case with respect to a product containing a Licensed Compound, or (ii) any certification, with respect to the

Nabriva Patents in the Territory or Joint Patents or Licensee Patents worldwide, that is similar to a Hatch-Waxman Act Certification in the US, in each case with respect to a product containing a Licensed Compound (each, an Infringement), in each case ((i) and (ii)) of which such Party becomes aware.

(b)                                 Enforcement of Patents

As between the Parties, (i) the Parties shall coordinate with each other to prosecute any Infringement in the Territory with respect to the Nabriva Patents that claim the composition of matter of the Licensed Compound or any Licensed Product, including as a defense or counterclaim in connection with any Third Party Infringement Claim, and share the cost and expense; (ii) Nabriva shall have the first right, but not the obligation, to prosecute Infringement with respect to any other Nabriva Patents in the Territory or Joint Patents outside the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Nabriva’s own cost and expenses, using counsel of its choice; (iii) Licensee shall have the first right, but not the obligation, to prosecute Infringement with respect to the Licensee Patents worldwide or Joint Patents in the Territory, including as a defense or counterclaim in connection with any Third Party Infringement Claim, at Licensee’s sole cost and expense, using counsel of its choice, and any recovery realized as a result of such a prosecution action shall be subject to Clause 6.3(d) (Recovery). For purposes of this Clause 6.3 (Enforcement of Patents), the Party prosecuting any Infringement pursuant to the foregoing sentence with respect to a Patent shall be the Enforcing Party.  In the event Nabriva prosecutes any such Infringement in the Field in the Territory pursuant to (ii) above, Licensee shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that Nabriva shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  In the event Licensee prosecutes any such Infringement pursuant to (iii) above, Nabriva shall have the right to join as a party to such claim, suit or proceeding and participate with its own counsel at its sole cost and expense; provided that Licensee shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith.  If the Enforcing Party does not take commercially reasonable steps to prosecute an Infringement under (ii) or (iii) above (A) within [**] following the first notice provided above with respect to such Infringement or (B) [**] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then (i) the Enforcing Party shall so notify the non-Enforcing Party and (ii) the non-Enforcing Party may prosecute such alleged or threatened infringement at its sole cost and expense, whereupon the non-Enforcing Party shall be deemed the Enforcing Party with respect to such Infringement.

(c)                                  Co-operation

The non-Enforcing Party agrees to co-operate fully in any Infringement action pursuant to this Clause 6.3 (Enforcement of Patents), including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s reasonable request.  With respect to an action controlled by the applicable Enforcing Party, the other Party shall, and shall cause its Affiliates to, assist and co-operate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Clause 6.3 (Enforcement of Patents), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Enforcing Party shall reimburse such other Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Infringement litigation under this Clause 6.3 (Enforcement of Patents) in a manner that has a material adverse effect on the rights or interest of the other Party under this Agreement or with respect to any Nabriva Patent, Licensee Patent or Joint Patent, or in a manner that imposes any costs or liability on or involves any admission by the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In connection with any activities with respect to an Infringement action prosecuted by the applicable Enforcing Party pursuant to this Clause 6.3 (Enforcement of Patents) involving Patents jointly owned by, or licensed under Clause 2 (GRANT OF RIGHTS) to, the other Party, the Enforcing Party shall (i) consult with the other Party as to the strategy for the prosecution of such claim, suit or proceeding, (ii) consider in good faith any comments from the other Party with respect thereto and (iii) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such action.

(d)                                 Recovery

Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized as a result of such litigation described above in this Clause 6.3 (Enforcement of Patents) (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses incurred with respect to such litigation (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses).  Any remainder after such reimbursement is made shall be retained by the Enforcing Party; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) with respect to a Nabriva Patent or Joint Patent is attributable to loss of sales or profits with respect to a Licensed Product in the Field in the Territory, any amount that may be obtained by Licensee shall be considered Net Sales and subject to the royalty obligations under Clause 5.3 (Royalties).

6.4                               Infringement Claims by Third Parties

If the Exploitation of a Licensed Product in the Field in the Territory pursuant to this Agreement results in, or is reasonably expected to result in, any claim, suit or proceeding by a Third Party against Licensee or any of its Affiliates or Sublicensees alleging infringement by Licensee or any of its Affiliates or its or their Sublicensees, distributors or customers (a Third Party Infringement Claim), including any defense or counterclaim in connection with an Infringement action initiated pursuant to Clause 6.3 (Enforcement of Patents), the Party first becoming aware of such alleged infringement shall promptly notify the other Party thereof in writing.  As between the Parties, subject to Clause 9 (INDEMNITY), (a) Licensee shall be responsible for defending any such claim, suit or proceeding at its sole cost and expense, using counsel of Licensee’s choice, (b) Nabriva may participate in any such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that Licensee shall retain the right to control such claim, suit or proceeding, (c) Nabriva shall, and shall cause its Affiliates to, assist and co-operate with Licensee, as Licensee may reasonably request from time to time, in connection with its activities set forth in this Clause 6.4 (Infringement Claims by Third Parties), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that Licensee shall reimburse Nabriva for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith, (d) Licensee shall keep Nabriva reasonably informed of all material developments in connection with any such claim, suit or proceeding, (e) Licensee agrees to provide Nabriva with copies of all material pleadings filed in such action and to allow Nabriva reasonable opportunity to participate in the defense of the claims, and (f) any damages, or awards, including royalties, incurred or awarded in connection with any Third Party Infringement Claim defended under this Clause 6.4 (Infringement Claims by Third Parties) shall be borne by Licensee.

6.5                               Invalidity or Unenforceability Defenses or Actions

Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Nabriva Patents in the Territory or Joint Patents or Licensee Patents worldwide, by a Third Party and of which such Party becomes aware.  As between the Parties, (a) the Parties shall coordinate with each other to defend and control the defense of the validity and enforceability of the Nabriva Patents and the Joint Patents that claim the composition of matter of the Licensed Compound and Licensed Products in the Territory and share the cost and expense thereof, (b) Nabriva shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of any other Nabriva Patents in the Territory or Joint Patents outside the Territory, at its sole cost and expense, using counsel of Nabriva’s choice; (c) Licensee shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensee Patents worldwide or Joint Patents in the Territory at its sole cost and expense, using counsel of Licensee’s choice, including, in each case ((a), (b) and (c)), when such invalidity or unenforceability is raised as a defense or counterclaim in connection with an Infringement action initiated pursuant to Clause 6.3 (Enforcement of Patents).  For purposes of this Clause 6.5 (Invalidity or Unenforceability Defenses or Actions), the Party defending and controlling the defense of the validity and enforceability pursuant to the foregoing sentence with respect to a Patent shall be the Controlling Party.  With respect to any such claim, suit or proceeding in the Territory under clause (a), (b) or (c), the non-Controlling Party may participate in such claim, suit or proceeding with counsel of its choice at its sole cost and expense; provided that the Controlling Party shall retain control of the defense in such claim, suit or proceeding. If the Controlling Party elects not to defend the applicable Patents in a suit, then the Controlling Party shall notify the non-Controlling Party of such election at least [**] before the time limit, if any, set forth in Applicable Law for defending such actions, and the non-Controlling Party may assume control of the defense of any such claim, suit or proceeding at its sole cost and expense. The non-Controlling Party in such an action shall, and shall cause its Affiliates to, assist and co-operate with the Controlling Party, as such Controlling Party may reasonably request from time to time. in connection with its activities set forth in this Clause 6.5 (Invalidity or Unenforceability Defenses or Actions), including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided that the Controlling Party shall reimburse the non-Controlling Party for its reasonable and verifiable out-of-pocket costs and expenses incurred in connection therewith.  In connection with any activities with respect to a defense, claim or counterclaim relating to the Nabriva Patents, Licensee Patents or Joint Patents jointly owned by, or licensed under Clause 2 (GRANT OF RIGHTS) to, the other Party pursuant to this Clause 6.5 (Invalidity or Unenforceability Defenses or Actions), the Controlling Party shall (i) consult with the non-Controlling Party as to the strategy for such activities, (ii) consider in good faith any comments from the non-Controlling Party and (iii) keep the non-Controlling Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense, claim or counterclaim.

6.6                               Third Party Patent Rights

If, in the reasonable opinion of Licensee, the Exploitation of the Licensed Compound or Licensed Products in the Field and in the Territory by Licensee, any of its Affiliates or any of its or their Sublicensees or distributors or customers infringes or is reasonably expected to infringe any Patent of a Third Party in any Jurisdiction in the Territory (such right, a Third Party Patent Right), then Licensee shall have a right, but not the obligation, to negotiate and obtain a license from such Third Party to such Third Party Patent Right as necessary or desirable for Licensee or its Affiliates or its or their Sublicensees to Exploit the Licensed Compound and Licensed Products in the Field in such Jurisdiction; provided that (a) as between the Parties, Licensee shall bear all expenses incurred in connection therewith, including any royalties, milestones or other payments incurred under any such license subject to Clause 5.3(d)(C) (Reductions - subsection (C)) and (b) any such license shall be limited to the Development or Commercialization of Licensed Products in the Field in the Territory (and Licensee must coordinate with Nabriva with respect to any such license with respect to Manufacturing of Licensed Products in the Field in the Territory) and provide for the unencumbered right, but not the obligation, to transfer such license to Nabriva or any of its Affiliates upon termination or expiration of this Agreement with respect to the applicable Jurisdiction(s).

6.7                               Product Trademarks

(a)                                 Notice

Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Trademarks in the Territory and of any actual or threatened claim that the use of the Product Trademarks in the Territory violates the rights of any Third Party, in each case, of which such Party becomes aware.

(b)                                 Prosecution of Product Trademarks

Licensee shall be responsible for the registration, prosecution and maintenance of the Product Trademarks using counsel of its own choice.  All costs and expenses of registering, prosecuting and maintaining the Product Trademarks shall be borne solely by Licensee.

(c)                                  Enforcement of Product Trademarks

Licensee shall have the sole right to take such action as Licensee deems necessary against a Third Party based on any alleged, threatened or actual infringement, dilution, misappropriation or other violation of or unfair trade practices or any other like offense relating to, the Product Trademarks by a Third Party in the Territory at its sole cost and expense and using counsel of its own choice.  Licensee shall retain any damages or other amounts collected in connection therewith.

(d)                                 Nabriva Product Trademarks

If Licensee wishes to obtain a license under Nabriva Product Trademarks to use such Trademarks with respect to the Commercialization of the Licensed Products in the Field in the Territory, Licensee shall notify Nabriva thereof and the Parties shall negotiate a license with respect thereto.

7.                                      CONFIDENTIALITY AND NON-DISCLOSURE

7.1                               Confidentiality Obligations

At all times during the Term and for a period of [**] following termination or expiration of this Agreement in its entirety, each Party shall, and shall cause its Affiliates and its and their respective officers, directors, employees and agents (collectively, Representatives of such Party) to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement. Confidential Information means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement, on or after the Effective Date, including the terms of this Agreement (subject to Clause 7.2 (Permitted Disclosures), Clause 7.4 (Public Announcements) and Clause 7.5 (Publications)), information relating to the Licensed Compound or any Licensed Product (including any clinical data and Regulatory Documentation), any Information relating to the Development or Commercialization of the Licensed

Compound or any Licensed Product developed by or on behalf of the disclosing Party or its Affiliates (including Licensee Know-How and Nabriva Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party.  In addition, Confidential Information means any information of the disclosing Party that, as of the Effective Date, is considered “Confidential Information” under the Mutual Confidential Disclosure Agreement between Nabriva and Parent dated as of October 4, 2017 (the Prior CDA) and not subject to Section 4 of the Prior CDA.  Notwithstanding the foregoing, Joint Know-How and the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.  Notwithstanding the foregoing, the confidentiality and non-use obligations under this Clause 7.1 (Confidentiality Obligations), and Confidential Information, shall not include any information that:

(a)                                 is or hereafter becomes part of the public domain or publicly known by public use, publication, general knowledge or the like through no breach of the Prior CDA or this Agreement by the receiving Party or any of its Representatives;

(b)                                 can be demonstrated by documentation or other competent proof to have been in the receiving Party’s or any of its Affiliates’ possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information; provided that the foregoing exception shall not apply with respect to Joint Know-How or the terms of this Agreement;

(c)                                  is subsequently received by the receiving Party or any of its Affiliates from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

(d)                                 has been published by a Third Party or otherwise enters the public domain or becomes publicly known through no fault of the receiving Party or any of its Representatives in breach of the Prior CDA or this Agreement; or

(e)                                  can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information; provided that the foregoing exception shall not apply with respect to Joint Know-How or the terms of this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.

7.2                               Permitted Disclosures

Each Party may disclose Confidential Information to the extent that such disclosure is:

(a)                                 made in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority of competent jurisdiction or if, based on the reasonable advice of the receiving Party’s outside legal counsel, such disclosure is otherwise required by Applicable Law or the rules of a securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted), including by reason of filing with securities regulators or any securities exchange; provided, however, that, to the extent permitted under Applicable Law, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or Governmental Authority order or as required by Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or Governmental Authority order, as advised by outside counsel;

(b)                                 made by or on behalf of the receiving Party, its Affiliates or (sub)licensees or Sublicensees, as applicable, to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval to the extent consistent with this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;

(c)                                  made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining, enforcing or defending a Patent in accordance with this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or

(d)                                 (i) made by or on behalf of the receiving Party to any of its Representatives or (ii) made by or on behalf of the receiving Party or any of its Affiliates to any of its or their potential or actual investors, acquirers, lenders, licensors, (sub)licensees or contractors as may be necessary in connection with their evaluation of, exercise of rights under or performance under such potential or actual investment, acquisition or applicable transaction; provided, however, that, with respect to clauses (i) and (ii), such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less protective than the obligations of confidentiality and non-use of the receiving Party pursuant to this Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE) (provided, however, that, solely with respect to the individuals and entities described in clause (ii), the duration of confidentiality and non-use obligations need not exceed [**] from the date of disclosure and may be [**] from the date of disclosure if such shorter duration is consistent with industry norms). Each Party shall be responsible for any breach of this Agreement by any Person to which Confidential Information of the other Party has been disclosed by or on behalf of such Party pursuant to this clause (d).

7.3                               Use of Name

Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing or promotional material or other form of publicity without the prior written approval of such other Party.  The restrictions imposed by this Clause 7.3 (Use of Name) shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a securities exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).  Notwithstanding the above, solely following the issuance of the initial press releases described in Clause 7.4 (Public Announcements), each Party and its Affiliates may disclose on its website and in its promotional materials that the other Party is a development partner of such Party and may utilize the other Party’s name and logo in conjunction with such disclosure.

7.4                               Public Announcements

The Parties have agreed upon the content of one (1) or more press releases which shall be issued substantially in the form(s) attached hereto as Schedule 4, the release of which the Parties shall co-ordinate in order to accomplish such release promptly upon execution of this Agreement.  Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, except for any such disclosure that, based on the advice of the disclosing Party’s outside counsel, is required by Applicable Law or the rules of a securities exchange on which the securities of the disclosing Party or any of its Affiliates are listed (or to which an application for listing has been submitted).

In the event a Party is, based on the advice of its outside counsel, required by Applicable Law or the rules of a securities exchange on which its or any of its Affiliates’ securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall (i) submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event, unless inconsistent with Applicable Law, less than [**] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon and (ii) except with respect to financial disclosures, (A) consult and coordinate with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement and (B) in good faith consider incorporating such comments.  Subject to the foregoing, such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or such securities exchange.

Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party in accordance with this Clause 7.4 (Public Announcements) or by the other Party; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.

7.5                               Publications

If Licensee, any of its Affiliates or any Sublicensee plans to publish or present the results of any studies regarding the Licensed Compound or Licensed Products conducted by Licensee, any of its Affiliates or any Sublicensee in the Territory, Licensee shall submit the draft of the publication to Nabriva no later than [**] prior to the planned submission for publication for approval.     Nabriva shall have the right (a) to require modifications to the publication or presentation for patentability reasons or trade secret reasons, and Licensee will remove all of Nabriva’s Confidential Information if requested by Nabriva and (b) to require a reasonable delay in publication or presentation in order to protect patentable information. If Nabriva requests a delay, then Licensee shall, and shall ensure that its Affiliate(s) or the Sublicensee(s) shall, delay submission or presentation for a period of [**] (or such shorter period as may be mutually agreed by the Parties) to enable Nabriva to file patent applications protecting Nabriva’s rights in such information. Any other publication or presentation by Licensee, any of its Affiliates, any Sublicensee, or any Person acting on behalf of any of the foregoing shall need Nabriva’s prior written consent, which shall not be unreasonably withheld or delayed.

7.6                               Return of Confidential Information

Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information of the requesting Party to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party.  Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes.  All Confidential Information retained under this Clause 7.6 (Return of Confidential Information) shall continue to be subject to the terms of this Agreement for the period set forth in Clause 7.1 (Confidentiality Obligations).

7.7                               Privileged Communications

In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications.  Such disclosures are made with the understanding that they shall remain confidential in accordance with this Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE), that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Nabriva and Licensee, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of the Nabriva Patents, Licensee Patents and Joint Patents.  In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense or common interest agreement.  In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party.  Notwithstanding anything contained in this Clause 7.7 (Privileged Communications), nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Clause 7.7 (Privileged Communications).

7.8                               Reporting of Financial Information.

From and after the Effective Date, upon [**] notice to Nabriva, in the event that Licensee is required to produce “carve out” financial statements (historical or pro forma) for the Licensed Products in the Field in the Territory to be included in any securities filing made by Licensee or any of its Affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, including Regulation S-X, Nabriva shall provide such financial information as is required by Licensee to comply with Rule 3-05 and 11-02 of Regulation S-X or otherwise cooperate with Licensee or its Affiliates and their respective accountants and auditors by providing access to information, books, and records to the extent related to the Licensed Products in the Field in the Territory, in each case as Licensee may reasonably request in connection with the preparation of such “carve out” financial statements. Licensee shall derive such “carve out” financial statements from Nabriva’s historical financial statements and accurately present in all material respects the financial position of the Licensed Products in the Field in the Territory as of the dates thereof. Licensee shall (i) submit to Nabriva any proposed filing containing or incorporating by reference any financial statements provided to Licensee under this Clause 7.8 (Reporting of Financial Information)

as far in advance as reasonably practicable (and in no event, unless inconsistent with Applicable Law, less than [**] prior to the anticipated date of filing) so as to provide Nabriva a reasonable opportunity to comment thereon and (ii) in good faith consider incorporating such comments. Subject to the immediately preceding sentence, Nabriva hereby consents to the inclusion or incorporation by reference of any financial statements provided to Licensee under this Clause 7.8 (Reporting of Financial Information), to the extent related to the Licensed Products in the Field in the Territory, in any filing by Licensee or its Affiliates with the U.S. Securities and Exchange Commission and, upon request therefor of Licensee, agrees to request that any auditor of Nabriva that audits any financial statements provided to Licensee or its Affiliates under this Clause 7.8 (Reporting of Financial Information) consent to the inclusion or incorporation by reference of its audit opinion with respect to such financial statements in any filing by Licensee or its Affiliates with the U.S. Securities and Exchange Commission to the extent related to the Licensed Products in the Field in the Territory. Licensee shall reimburse Nabriva for all costs and expenses incurred by or on account of Nabriva in connection with its compliance with this Clause 7.8 (Reporting of Financial Information). All information of Nabriva obtained by or on behalf of Licensee under this Clause 7.8 (Reporting of Financial Information) shall be deemed Confidential Information of Nabriva.

8.                                      REPRESENTATIONS AND WARRANTIES

8.1                               Mutual Representations and Warranties

Nabriva and Licensee each represents and warrants to the other, as of the Effective Date, and, as set forth in clause (e), covenants, that:

(a)                                 It is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform under this Agreement;

(b)                                 The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and do not violate:

(i)                                     such Party’s charter documents, bylaws or other organizational documents;

(ii)                                  in any material respect, any agreement, instrument or contractual obligation to which such Party is bound;

(iii)                               any requirement of any Applicable Law; or

(iv)                              any order, writ, judgment, injunction, decree, determination or award of any court or Governmental Authority presently in effect applicable to such Party;

(c)                                  This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity);

(d)                                 It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder; and

(e)                                  Neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred, in each case pursuant to Section 306 of the FFDCA (or any equivalent provision under Applicable Law) or who is the subject of a conviction described in such section or provision.  It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA (or any equivalent provision under Applicable Law) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ Knowledge, is threatened, relating to the debarment or conviction of it or any such Person performing services hereunder.

8.2                               Additional Representations and Warranties of Nabriva

Nabriva further represents and warrants to Licensee, as of the Effective Date, that:

(a)                                 Nabriva and its Affiliates Control the Existing Patents and have the right to grant the licenses and sublicenses specified herein;

(b)                                 Nabriva has not received any written or, to Nabriva’s Knowledge, oral claim or demand alleging that (i) the issued patents within the Existing Patents are invalid or unenforceable or (ii) the Development or Commercialization of the Licensed Products as contemplated herein infringes any Patent owned by any Third Party;

(c)                                  to Nabriva’s Knowledge, no Person is infringing or threatening to infringe the Existing Patents in the Field in the Territory;

(d)                                 Nabriva is not subject to any agreement with a Third Party that includes a royalty or similar payment obligation to, or other restriction or limitation in favor of, such Third Party (including, for this purpose, to current or former officers, directors, employees, consultants or personnel of Nabriva or any predecessor) with respect to (i) its rights to practice the Nabriva Know-How or Nabriva Patents in the Territory as licensed to Licensee in accordance with Clause 2.1 (Grants to Licensee) or (ii) the Development or Commercialization of the Licensed Compound or any Licensed Product in the Field in the Territory;

(e)                                  To Nabriva’s Knowledge, the conception, development, and reduction to practice of the inventions claimed by the Nabriva Patents, and the Nabriva Know-How, existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person;

(f)                                   No Nabriva Patents are subject to, or were developed pursuant to, any funding agreement with any Governmental Authority;

(g)                                 Nabriva is not in material breach of any provisions of any agreements with Third Parties relating to the Nabriva Patents or Nabriva Know-How, in each case, in a manner that is reasonably likely to adversely affect the rights of Licensee hereunder or adversely affect the Development, Manufacturing, Regulatory Approval, or Commercialization of any Licensed Product hereunder;

(h)                                 Nabriva has not received any written claim of ownership, inventorship or patent infringement from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of Nabriva or any predecessor) with respect to the Nabriva Know-

How or Nabriva Patents that is inconsistent with the rights granted to Licensee hereunder, and Nabriva does not Know of any reasonable basis for any such claim;

(i)                                    No claim or litigation has been brought or, to Nabriva’s Knowledge, threatened on Nabriva by any Person alleging that any of the issued patents in the Nabriva Patents are invalid or unenforceable;

(j)                                    To Nabriva’s Knowledge, the Manufacture, use or sale in the Field in the Territory of the Licensed Product (in the current form being clinically Developed by Nabriva in the United States) will not infringe any issued claim of an issued patent of any Third Party;

(k)                                 To Nabriva’s Knowledge, it has conducted any Development and Commercialization activities in accordance with good laboratory and clinical practice and Applicable Law;

(l)                                     To Nabriva’s Knowledge, neither Nabriva nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has (i) made an untrue statement of material fact or fraudulent statement to any Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Development of the Licensed Compound or the Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of the Licensed Compound or the Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or (ii) made or failed to make any equivalent statement or committed any equivalent act to any Regulatory Authority in the Territory;

(m)                             To Nabriva’s Knowledge, it and its Affiliates have not violated any material Anti-Corruption Laws with respect to the Territory;

(n)                                 To Nabriva’s Knowledge, Nabriva has made available to Licensee for review in due diligence (i) all those clinical trial reports for completed clinical trials of Licensed Products that are in Nabriva’s possession and Control as of the Effective Date,  (ii) all those tables and listings of safety and efficacy data for any ongoing Phase 3 Clinical Trial of a Licensed Product that are in Nabriva’s or its Affiliates’ possession and Control as of the Effective Date, (iii) all Nabriva Know-How that has been specifically requested of Nabriva by Licensee that, to Nabriva’s Knowledge, is material to the Development or Commercialization of the Licensed Product(s) in the Field in the Territory hereunder, (iv) all documents that, to Nabriva’s, are material to Nabriva Patents contained in the data room and requested by Licensee in writing, and (v) all material adverse information with respect to the safety and efficacy of the Licensed Products Known to Nabriva or its Affiliates as of the Effective Date; and

(o)                                 Subject to the terms and conditions of this Agreement, including Nabriva’s rights under the Retained Rights, (i) the license granted to Licensee in Clause 2.1(a) (Grants to Licensee) is an exclusive grant of  all rights under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property, to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory and (ii) no other Person (including Nabriva and NTGmbH) has the right under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property, to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory or the right to grant any licenses under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property, to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory.

8.3                               Additional Representations and Warranties of Licensee

Licensee further represents and warrants to Nabriva, as of the Effective Date, that each of Parent and Roivant Sciences, Inc. is an Affiliate of Licensee.

8.4                               Additional Covenant of Nabriva

If for any reason any court, tribunal or governmental agency in the Territory determines that the license granted to Licensee in Clause 2.1(a) (Grants to Licensee) is not an exclusive grant of all rights under the Nabriva Patents, the Nabriva Know-How, and Nabriva’s interests in the Joint Intellectual Property, to Develop and Commercialize the Licensed Compound and Licensed Products in the Field in the Territory such that Licensee does not have sufficient rights to enforce the Nabriva Patents as provided in Clause 6.3(b) (Enforcement of Patents), then Nabriva and NTGmbH agree to take such commercially reasonable steps as Licensee reasonably requests to grant Licensee such rights.

8.5                               DISCLAIMER OF WARRANTIES

EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.6                               Anti-Bribery and Anti-Corruption Compliance

(a)                                 Each Party will conduct its business in accordance with Applicable Law.  By signing this Agreement, each Party agrees to conduct its activities under this Agreement in a manner that is consistent with Applicable Law, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010, and the relevant provisions of the Criminal Law of the People’s Republic of China and the Anti-Unfair Competition Law of the People’s Republic of China, each as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, or money laundering (collectively, Anti-Corruption Laws).

(b)                                 Each Party will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything of value (collectively, a Prohibited Payment) to any Government Official where such Prohibited Payment would constitute a violation of any Anti-Corruption Law.  In addition, regardless of legality, each Party will make no Prohibited Payment, directly or indirectly, to any Government Official if such Prohibited Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business.  Each Party acknowledges and agrees that none of it, or any of its Affiliates or its or their respective officers, directors, employees, agents and representatives (collectively, Authorized Representatives) is authorized to waive compliance with the provisions of this Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance) and that each Party will be solely responsible for its compliance with the provisions of this Clause 8.6 (Anti-Bribery and Anti-Corruption Compliance) and the Anti-Corruption Laws irrespective of any act or omission of the other Party or any of its Affiliates, Sublicensees or its or their respective Authorized Representatives.  Each Party’s failure to abide by the provisions of this Clause 8.6

(Anti-Bribery and Anti-Corruption Compliance) shall be deemed a material breach of this Agreement.

9.                                      INDEMNITY

9.1                               Indemnification of Nabriva

Licensee shall indemnify Nabriva, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, Losses) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, Third Party Claims) to the extent arising from or occurring as a result of:

(a)                                 the breach by Licensee of this Agreement;

(b)                                 the negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or

(c)                                  the Exploitation by Licensee or any of its Affiliates or its or their Sublicensees or its or their distributors or contractors of any Licensed Product or the Licensed Compound in or for the Territory,

except, in each case ((a), (b) and (c)), for those Losses for which Nabriva has an obligation to indemnify Licensee pursuant to Clause 9.2 (Indemnification of Licensee) hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

9.2                               Indemnification of Licensee

Nabriva shall indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of:

(a)                                 the breach by Nabriva of this Agreement;

(b)                                 the negligence or willful misconduct on the part of Nabriva or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; or

(c)                                  the Exploitation by Nabriva or any of its Affiliates or its or their sublicensees or its or their distributors or contractors of the Licensed Compound or Licensed Products outside the Territory; or

(d)                                 the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of Nabriva or any of its Affiliates or (sub)licensees in the Territory after the end of the Term;

except, in each case (((a), (b), (c) and (d)), for those Losses for which Licensee has an obligation to indemnify Nabriva pursuant to Clause 9.1 (Indemnification of Nabriva) hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

9.3                               Indemnification Procedures

(a)                                 Notice of Claim

All indemnification claims in respect of a Party, its Affiliates or its or their Sublicensees (or (sub)licensees) or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the Indemnified Party).  The Indemnified Party shall give the indemnifying Party a prompt written notice (an Indemnification Claim Notice) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under this Clause 9 (INDEMNITY), but in no event shall the indemnifying Party be liable for any Losses to the extent that such Losses result from any delay in providing such notice.  Each Indemnification Claim Notice must contain a description of the Third Party Claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time).

(b)                                 Control of Defense

The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [**] after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.  Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim.  Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Clause 9.3(c) (Right to Participate in Defense), the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party.  In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable out-of-pocket costs and expenses (including attorneys’ fees and costs of suit) incurred by the indemnifying Party in accordance with this Clause 9 (INDEMNITY) in its defense of the Third Party Claim.

(c)                                  Right to Participate in Defense

Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless (i) the employment thereof has been specifically authorized in writing by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Clause 9.3(b) (Control of Defense), mutatis mutandis), (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Clause 9.3(b) (Control of Defense) (in which case the Indemnified Party shall control the defense, with the reasonable out-of-pocket expense with respect thereto borne by the indemnifying Party) or (iii) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles (in which case, the Indemnified Party shall control its defense, with the reasonable out-of-pocket expense with respect thereto borne by the indemnifying Party).

(d)                                 Settlement

With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affect the business or interests of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate.  With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Clause 9.3(b) (Control of Defense), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided, that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)                                  Co-operation

If the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall and shall cause each indemnitee to, co-operate in the defense or prosecution thereof and furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the indemnifying Party in connection therewith.  Such co-operation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making the Indemnified Party, the indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all of its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.

(f)                                   Expenses

Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their Sublicensees (or (sub)licensees) and their respective directors, officers, employees and agents, as applicable, in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

(g)                                 Indemnification Payments

The Parties agree to treat any indemnification payments applicable to Nabriva pursuant to this Clause 9 (INDEMNITY) as an adjustment to the consideration paid to Nabriva pursuant to Clause 5

(PAYMENTS AND RECORDS) solely for tax purposes, unless otherwise required by Applicable Law

9.4                               Special, Indirect and Other Losses

EXCEPT (a) IN THE EVENT OF THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY, (b) IN THE EVENT OF A PARTY’S  BREACH OF ITS OBLIGATIONS UNDER CLAUSE 2.7 (NON-COMPETE) OR CLAUSE 7 (CONFIDENTIALITY AND NON-DISCLOSURE), OR (c) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS CLAUSE 9 (INDEMNITY), NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, CONSEQUENTIAL, MULTIPLE, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

10.                               TERM AND TERMINATION

10.1                        Term and Expiration

This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the First Commercial Sale of the first Licensed Product in the Field in any Jurisdiction in the Territory and continue thereafter until date of expiration of the last Royalty Term for the last Licensed Product (such period, the Term).  Following the expiration of the Royalty Term for a Licensed Product in a Jurisdiction, the grants in Clause 2.1 (Grants to Licensee) become non-exclusive, fully-paid, royalty-free, and irrevocable for such Licensed Product in such Jurisdiction.  For clarity, upon the expiration (but not the earlier termination) of the Term, the grants in Clause 2.1 (Grants to Licensee) shall become non-exclusive, fully-paid, royalty-free, and irrevocable in their entirety.

10.2                        Termination

(a)                                 Material Breach

In the event that either Party (the Breaching Party) shall be in material breach in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the Non-Breaching Party) may have, the Non-Breaching Party may terminate this Agreement by providing [**] (but only [**]  with respect to a payment breach) (the Notice Period) prior written notice (the Termination Notice) to the Breaching Party and specifying the breach and its claim of right to terminate; provided, however, that (a) the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period; (b) for any breach other than a payment breach,  if such breach cannot be cured within the Notice Period, then, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions, the Breaching Party shall have an additional [**] after the end of the Notice Period to cure such breach (and, if the Breaching Party does not cure such breach by the end of such additional [**] period, the termination shall become effective at the end of such additional [**] period); and (c) if the Breaching Party disputes in good faith, prior to the end of the Notice Period, the existence of such material breach in accordance with the procedures set forth in Clause 11.5 (Governing Law and Dispute Resolution), then the Notice Period shall be tolled until such dispute is finally resolved in accordance with the procedures set forth in Clause 11.5 (Governing Law and Dispute Resolution).   In the event of any conflict between the terms of this

Clause 10.2(a) (Material Breach) and Clause 3.1(c) (Specific Diligence Breach) with respect to the cure period for a breach described in Clause 3.1(c) (Specific Diligence Breach) or the right to terminate this Agreement described in Clause 3.1(c) (Specific Diligence Breach), the cure period for such breach or the right to terminate this Agreement, as applicable, shall be as set forth Clause 3.1(c) (Specific Diligence Breach).

(b)                                 Termination for Convenience by Licensee

Prior to its expiration, this Agreement may be terminated in its entirety at any time by Licensee effective upon at least one hundred eighty (180) days’ prior written notice to Nabriva for any reason.

(c)                                  Termination for Insolvency

In the event that either Party: (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within ninety (90) days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation of such Party, (vi) voluntarily files a petition, or has any petition filed against it, under any bankruptcy or insolvency law that is not discharged within sixty (60) days of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

(d)                                 Automatic Termination for Nonpayment

If Licensee fails to pay Nabriva the upfront payment set forth in Clause 5.1 (Upfront Payment) within five (5) Business Days after the Effective Date, this Agreement will automatically and immediately terminate.

10.3                        Consequences of Termination

Upon termination of this Agreement, as applicable,

(a)                                 all rights and licenses granted by Nabriva and NTGmbH hereunder shall immediately terminate, including, for clarity, any sublicense granted by Licensee pursuant to Clause 2.3 (Sublicenses);

(b)                                 Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, when and as requested by Nabriva, assign to Nabriva all of its right, title and interest in and to: all Product Trademarks and all Regulatory Documentation (including any Regulatory Approvals) applicable to any Licensed Compound or Licensed Products then owned or Controlled by Licensee or any of its Affiliates or Sublicensees; provided that if any such Regulatory Documentation or Regulatory Approval is not immediately transferable in a Jurisdiction, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, provide Nabriva with all benefit of such Regulatory Documentation or Regulatory Approval, as applicable, and such assistance and co-operation as necessary or reasonably requested by Nabriva to timely transfer such Regulatory Documentation or Regulatory Approval, as applicable, to Nabriva or its designee or, at Nabriva’s option, to enable Nabriva to obtain a substitute for such Regulatory Documentation or Regulatory Approval, as applicable, without disruption to Nabriva’s Exploitation of the Licensed Compound or applicable Licensed Product(s);

(c)                                  all Confidential Information of Licensee relating to the Licensed Compound or any Licensed Product shall become Confidential Information of Nabriva, with Nabriva considered the disclosing Party and Licensee considered the receiving Party and Licensee may not rely on its or any of its Affiliates’ or any Sublicensee’s possession or development thereof as an exception under Clause 7.1(b) or 7.1(e);

(d)                                 Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Nabriva, an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, in and to the Licensed Know-How, Licensee Patents and Licensee’s interest in any Joint Intellectual Property to Exploit any Licensed Compound, Licensed Product or any product containing any Licensed Compound in the Territory (and Nabriva shall have the first right to prepare, file, prosecute, maintain, prosecute Infringement with respect to, defend and control the defense of the validity and enforceability of all Joint Patents worldwide); provided that if the Agreement is terminated by Licensee due to Nabriva’s material breach, Nabriva shall pay Licensee a royalty of (i) [**] percent ([**]%) (if terminated before Licensee has obtained Regulatory Approval for a Licensed Product in the Territory) or (ii) [**] percent ([**]%) (if terminated after Licensee has obtained Regulatory Approval for a Licensed Product in the Territory) of Net Sales of Licensed Products in the Territory, mutatis mutandis, with the provisions of Clauses 5.3 (Royalties) through 5.9  (Audit) applying with respect thereto, substituting Licensee Patents for Nabriva Patents and otherwise mutatis mutandis;

(e)                                  unless expressly prohibited by any Regulatory Authority, at Nabriva’s written request, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to: (i) if Nabriva notifies Licensee of its intent to assume control of ongoing clinical studies, transfer control to Nabriva of any or all clinical studies involving Licensed Products being conducted by or on behalf of Licensee, an Affiliate or a Sublicensee as of the effective date of termination and (ii) if Nabriva does not notify Licensee of any intent to assume control of ongoing clinical studies within [**] after the effective date of termination, promptly wind down such studies in accordance with Applicable Law;

(f)                                   Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, promptly provide a copy to Nabriva of all Licensed Product Agreements, and, to the extent requested by Nabriva in writing, assign to Nabriva any Licensed Product Agreement, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement expressly prohibits such assignment, in which case Licensee (or such Affiliate or Sublicensee, as applicable) shall co-operate with Nabriva in all reasonable respects to secure the consent of the applicable Third Party to such assignment, at Licensee’s expense, and if any such consent cannot be obtained with respect to a Licensed Product Agreement, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, to the extent requested by Nabriva in writing, obtain for Nabriva substantially all of the practical benefit and burden under such Licensed Product Agreement, including by: (i) entering into appropriate and reasonable alternative arrangements on terms agreeable to Nabriva, and (ii) subject to the consent and control of Nabriva, enforcing, at Nabriva’s cost and expense and for the account of Nabriva, any and all rights of Licensee (or such Affiliate or Sublicensee, as applicable) against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise;

(g)                                 Licensee shall inform Nabriva of the units of Licensed Compound and Licensed Product or other Lefamulin Materials held by or on behalf of Licensee, any of its Affiliates or its or their Sublicensees, and the status of each unit of such Licensed Compound or Licensed Product or other Lefamulin Materials (including its remaining shelf-life and its compliance with GMP), and, to the extent requested by Nabriva, Licensee shall, or shall cause, the transfer to Nabriva of such units at the cost paid for such units by Licensee to Nabriva pursuant to the applicable Supply Agreement or, if not supplied to Licensee by Nabriva pursuant to a Supply Agreement, at [**] percent ([**]%) of Licensee’s COGS with respect to such units;

(h)                                 at Nabriva’s written request, to the extent Licensee has the ability to Manufacture Licensed Products, Licensee shall supply to Nabriva such quantities of the Licensed Compound and Licensed Products as Nabriva indicates in written forecasts and orders therefor from time to time at Licensee’s COGS (plus [**] percent ([**]%) if for Commercialization by Nabriva in the Territory) until the earlier of: (i) such time as Nabriva has established an alternate, validated source of supply for the Licensed Compound and Licensed Products for Commercialization in the Territory, and Nabriva is receiving supply from such alternative source, and (ii) the [**] of the effective date of termination of this Agreement; and

(i)                                    To the extent requested by Nabriva in writing, Licensee shall, and shall cause, the transfer to Nabriva of any Product Trademarks.

10.4                        Remedies

Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

10.5                        Accrued Rights; Surviving Obligations

Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration.  Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.  Without limiting the foregoing, Clauses 1, 2.2, 2.5(a), 2.5(b) (solely upon expiration in accordance with Clause 10.1), 2.5(c), 2.5(d), 2.8, 3.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 6.1, 6.2 (solely with respect to Joint Patents and Licensee Patents to which Nabriva retains a license), 6.3 (solely with respect to Joint Patents and Licensee Patents to which Nabriva retains a license), 6.5 (solely with respect to Joint Patents and Licensee Patents to which Nabriva retains a license), 7.1, 7.2, 7.4, 7.5, 7.6, 7.7, 8.4, 8.5, 9, 10.1 (last two sentences, if applicable as of the date of expiration or termination), 10.3, 10.4, 10.5, and 11 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

11.                               MISCELLANEOUS

11.1                        Force Majeure

Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, which may include fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any Governmental Authority (including expropriation, seizure of works, requisition, nationalization, and exercise of march-in rights or compulsory licensing), except to the extent such delay results from the breach by the non-performing Party of any term or condition of this Agreement.  The non-performing Party shall notify the other Party of such force majeure within thirty (30) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration and any action being taken to avoid or minimize its effect.  The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

11.2                        Export Control

This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other Jurisdictions that may be imposed on the Parties from time to time.  Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other Governmental Authority approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority in accordance with Applicable Law.

11.3                        Assignment

(a)                                 Neither Party (nor NTGmbH) may assign its rights or, except as provided in Clause 3.7 (Subcontracting), delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party (and, with respect to assignments by Licensee, NTGmbH), which consent shall not be unreasonably withheld, conditioned or delayed, except that any Party (and NTGmbH) shall have the right, without such consent: (i) to perform any or all of its obligations under this Agreement through any of its Affiliates or its or their (sub)licensees (subject, in the case of Licensee, to Clause 2.3 (Sublicenses), Clause 3.7 (Subcontracting) and Clause 3.1(b) (Diligence)), and (ii) assign all of its rights and delegate all of its obligations hereunder (A) to any of its Affiliates or (B) to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business and assets of such Party (or NTGmbH, as applicable) to which this Agreement relates; provided that, with respect to ((i) or (ii)), such Party (or NTGmbH, as applicable) shall provide written notice to the other Party (and, with respect to assignments by Licensee, NTGmbH) within [**] after such assignment or delegation and such Party (or NTGmbH, as applicable) shall remain liable with respect to such Party’s (or NTGmbH’s, as applicable) obligations under this Agreement.  All validly assigned rights of a Party (or NTGmbH, as applicable) shall inure to the benefit of and be enforceable by, and all validly delegated obligations of such Party (or NTGmbH, as applicable) shall be binding on and be enforceable against, the permitted successors and assigns of such Party (or NTGmbH, as applicable).  Any attempted assignment or delegation in violation of this Clause 11.3(a) shall be void and of no effect.

(b)                                 The rights to Information, materials and intellectual property owned by, or licensed by a Third Party to, an Affiliate of a Party that becomes an Affiliate of such Party through any Change of Control of such Party shall be automatically excluded from the rights licensed or granted to such other Party under this Agreement.

11.4                        Severability

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.  To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

11.5                        Governing Law and Dispute Resolution

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b)                                 Except as provided in Clause 11.9 (Equitable Relief), if a dispute arises:

(i)                                    within the JDC with respect to any decision under the jurisdiction of the JDC (a JDC Dispute); or

(ii)                                 otherwise between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (collectively, (i) and (ii), a Dispute), then either Party shall have the right to refer such Dispute to the Senior Officers for attempted resolution by good faith negotiations during a period of [**].  Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

(c)                                  Final Decision-Making

(i)                                    If such Senior Officers are unable to resolve any such Dispute that is a JDC Dispute within such [**] period, the Parties shall refer such JDC Dispute to the chief executive officer of Licensee for review and determination, which decision of the chief executive officer of Licensee, if made in good faith and without favoring other products being Exploited by or on behalf of Licensee or any of its Affiliates that are not Licensed Products, shall, subject to Clause 11.5(c)(ii), be final, binding and conclusive.  For the avoidance of doubt, any Dispute related to Development strategy or operation of Licensed Products in the Field in the Territory shall be a JDC Dispute and is subject to the final decision of the chief executive officer of Licensee, subject to Clause 11.5(c)(ii).

(ii)                                 No Party (itself or through its Senior Officer) shall have the deciding vote on, and the JDC and the chief executive officer of Licensee shall not have decision-making authority regarding, any of the following matters:

(A)                               Except with Nabriva’s consent, any decision that would reasonably be expected to have a material adverse effect on the Development of, Regulatory Approval process for, or Commercialization of, the Licensed Products or any product containing the Licensed Compound anywhere outside the Territory;

(B)                               the imposition of any requirement on the other Party to undertake any obligation beyond those for which it is responsible, or to forgo any of its rights, under this Agreement;

(C)                               the resolution of any Dispute involving the breach or alleged breach of this Agreement; or

(D)                               any matter that would excuse such Party from any of its obligations under this Agreement.

(d)                                 If such Senior Officers are unable to resolve any such Dispute that is not a JDC Dispute within such [**] period, either Party shall be free to resolve such Dispute solely by instituting binding arbitration in accordance with this Clause 11.5(d) upon written notice to the other Party (an Arbitration Notice) and seek such remedies as may be available.  Upon receipt of an Arbitration Notice by a Party, the applicable Dispute shall be resolved by final and binding arbitration before a panel of three (3) experts with relevant industry experience (the Arbitrators).  Each of Licensee and Nabriva shall promptly select one (1) Arbitrator, which selections shall in no event be made later than [**] after the notice of initiation of arbitration.  The third Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Licensee and the Arbitrator chosen by Nabriva, but in no event later than [**] after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute. The arbitration shall be administered by the American Arbitration Association (AAA) (or its successor entity) in accordance with the then current Commercial Arbitration Rules of the AAA including the Procedures for Large, Complex Commercial Disputes (including the Optional Rules for Emergency Measures of Protection), except as modified in this Agreement.  The arbitration shall be held in New York City, New York, USA, and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall hold a hearing within [**] of selection of the third Arbitrator. The Arbitrators shall, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The decision or award rendered by the Arbitrators shall be final, binding, conclusive and non-appealable, and judgment may be entered upon it in accordance with Applicable Law in the State of New York or any other court of competent jurisdiction.  The Arbitrators shall be authorized to award compensatory damages or, subject to Clause 9.4 (Special, Indirect or Other Losses), any other damages and injunctive relief, but, subject to Clause 11.4 (Severability), shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.

(e)                                  Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Clause 11.5 (Governing Law and Dispute Resolution), and shall pay an equal share of the fees and costs of the Arbitrators, as applicable, and all other general fees related to any arbitration described in Clause 11.5(d); provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators, as applicable.  Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Clause 11.5(d) is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement to the extent possible in light of such pending arbitration proceeding.

(f)                                   Subject to Clause 3.1(c) (Specific Diligence Breach), nothing contained in this Agreement shall deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding or the provisions of Clause 11.5(d).  All arbitration proceedings, briefs, awards and decisions of the Arbitrators under Clause 11.5(d) shall, subject to clauses 7.1(a), (c) and (d), be deemed Confidential Information of both Parties under Clause 7 (CONFIDENTIALITY AND NON-DISCLOSUREE) and all discovery will, subject to

Clauses 7.1(a)-(e), be treated as the Confidential Information of the Party that produced it; provided, however, that either Party may disclose any such award or decision to the extent required to enforce such award or decision.

(g)                                 Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Clause 11.6(b) (Address for Notice) (or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with Clause 11.6(a) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.6                        Notices

(a)                                 Notice Requirements

Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (i) delivered by hand, (ii) sent by email (with delivery confirmation and read receipt) or (iii) deposited with an internationally recognized overnight delivery service that maintains records of delivery, in each case addressed to the receiving Party (or NTGmbH) at its addresses specified in paragraph (b) or to such other address as the Party (or NTGmbH) to whom notice is to be given may have provided to the other Party (or NTGmbH, as applicable) in accordance with this paragraph (a).  Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by email (with delivery confirmation and read receipt) or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service.  Any notice delivered by email shall be confirmed by a hard copy delivered in accordance with clause (i) or deposited in accordance with clause (iii), in each case no later than the following Business Day.  This Clause 11.6(a) (Notice Requirements) is not intended to govern the day-to-day business communications necessary between the Parties (or NTGmbH) in performing their obligations under the terms of this Agreement.

(b)                                 Address for Notice

If to Licensee, to:

Sinovant Sciences, Ltd.

2 Church Street

Hamilton, Bermuda

Attention: Head, Global Transactions and Risk Management

with a copy (which shall not constitute notice) to:

Roivant Sciences, Inc.

320 West 37th Street

5th Floor

New York, NY 10018

Attention: Legal Department

Email: [**]

If to Nabriva, to:

Nabriva Therapeutics Ireland Designated Activity Company

25-28 North Wall Quay

Dublin 1, Ireland

Attention:  Colin Broom, CEO

with a copy (which shall not constitute notice) to:

Nabriva Therapeutics Ireland Designated Activity Company

c/o Nabriva Therapeutics US, Inc.

1000 Continental Drive, Suite 600

King of Prussia, Pennsylvania

USA

Attention:  Robert Crotty, General Counsel

If to NTGmbH, to:

Nabriva Therapeutics GmbH

Leberstrasse 20

1110 Vienna, Austria

Attention:  Colin Broom, CEO

with a copy (which shall not constitute notice) to:

Nabriva Therapeutics GmbH

c/o Nabriva Therapeutics US, Inc.

1000 Continental Drive, Suite 600

King of Prussia, Pennsylvania

USA

Attention:  Robert Crotty, General Counsel

11.7                        Entire Agreement; Amendments

This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto between Nabriva or any of its Affiliates, on the one hand, and Licensee or any of its Affiliates, on the other hand, including the Prior CDA, are superseded hereby.  Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.  No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties.  In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.

11.8                        English Language

This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the original English version shall prevail.

11.9                        Equitable Relief

Each Party acknowledges and agrees that the restrictions set forth in Clause 2.7 (Non-Compete), Clause 6 (INTELLECTUAL PROPERTY) and Clause 7 (CONFIDENTIALITY AND NON-DISCLOSURE) are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Clauses may result in irreparable injury to such other Party for which there will be no adequate remedy at law.  In the event of a breach or threatened breach of any provision of such Clauses, the non-breaching Party shall be authorized and entitled to seek from the Arbitrators or any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity.

11.10                 Waiver and Non-Exclusion of Remedies

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

11.11                 No Benefit to Third Parties

Except as provided in Clause 9 (INDEMNITY), covenants and agreements set forth in this Agreement are for the sole benefit of the Parties (or NTGmbH, as applicable) and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.

11.12                 Further Assurance

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13                 Relationship of the Parties

It is expressly agreed that Nabriva and NTGmbH, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship among any of these Persons shall not constitute a partnership, joint venture or agency.  Neither Nabriva and NTGmbH, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other, without the prior written consent of the other Party (and, as applicable, NTGmbH) to do so.  All persons employed by a Party (or NTGmbH) shall be employees of such Party (or NTGmbH, as applicable) and not of the other Party (or NTGmbH, as applicable) and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party (or NTGmbH, as applicable). Neither Nabriva nor NTGmbH shall be liable for any obligation or liability of the other, and any obligation, covenant, warranty, representation, indemnification or undertaking assumed or given by

Nabriva or NTGmbH shall be construed as if expressed to be given severally by such Persons and not jointly or jointly and severally.

11.14                 References

Unless otherwise specified: (a) references in this Agreement to any Clause, Section or Schedule shall mean references to such Clause, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto (except to the extent any such amendment, replacement or supplement is not permitted in accordance with the terms thereof).

11.15                 Construction

(a)                                 Except where the context otherwise requires, wherever used, (i) the singular shall include the plural, the plural shall include the singular, (ii) the use of any gender shall be applicable to all genders, (iii) the word “or” is used in the inclusive sense (and/or), (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (v) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner.

(b)                                 Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

(c)                                  The captions and table of contents of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

(d)                                 The term “including,” “include,” “includes” or “e.g.” as used herein shall mean including, without limiting the generality of any description preceding such term.

(e)                                  References to a “year” or “annual” mean a Calendar Year.

(f)                                   References to an “indication” means, with respect to a product, any use to which such product is intended to be put for the treatment, prevention, mitigation, cure or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, in each case for any size patient population, which, if approved in the U.S., would be reflected in the “Indications and Usage” section of labeling pursuant to 21 C.F.R. §201.57(c)(2) or, to the extent applicable, any comparable labeling section outside the U.S., including any such use that is the subject to a clinical trial.  References to the “Field” mean any or all of the applicable indications described in the definition of Field, in any size patient population.  References to CABP or ABSSSI means the treatment of CABP or ABSSSI in any size patient population.

(g)                                 Any reference to any law shall mean such law as in effect as of the relevant time, including all rules and regulations thereunder and any successor law in effect as of the relevant time, and including the then-current amendments thereto.

(h)                                 Unless the context otherwise requires, references to “Sublicensees,” “its Sublicensees,” “its or their Sublicensees” and the like shall be interpreted to mean any Sublicensee.

(i)                                    References to Nabriva’s (or its Affiliates’) (sub)licensees excludes Licensee, its Affiliates and Sublicensees unless such Persons are expressly referenced.

(j)                                    The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

11.16                 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile, PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

11.17                 Guaranty

In consideration of the Nabriva Parties entering into this Agreement, Parent hereby guarantees to the Nabriva Parties the due and punctual payment of all financial obligations of Licensee under this Agreement, in each case after any applicable notice and cure period requirements, until the earlier of the date that (a) Licensee completes an initial public offering of equity raising at least [**] U.S. dollars ($[**]) in available funds to Licensee, (b) Licensee completes a private financing round raising at least [**] U.S. dollars ($[**]) in available funds to Licensee, or (c) a Change of Control transaction is consummated in which Licensee is no longer an Affiliate of Parent, only if (i) the Person that acquires Licensee in such Change of Control shall thereafter guarantee to the Nabriva Parties the due and punctual payment of all financial obligations of Licensee under this Agreement, and (ii) if Licensee is acquired by a Person with less than [**] U.S. dollars ($[**]) in cash or liquid assets, then Parent shall continue to guarantee to the Nabriva Parties the due and punctual payment of all financial obligations of Licensee under this Agreement.

11.18                 Parent Representation and Warranty

Parent represents and warrants that, as of the Effective Date, Licensee is an Affiliate of each of Parent and Roivant Sciences, Inc.

[Signature Page Follows]

THIS AGREEMENT is executed by the authorized representatives of the Parties, NTGmbH and Parent as of the date first written above.

SIGNATORIES

Nabriva Therapeutics Ireland Designated Activity Company		Sinovant Sciences Ltd.

By:	/s/ Paul Ryan	By:	/s/ Marianne L. Romeo

Name: Paul Ryan		Name: Marianne L. Romeo

Title: Director		Title: Head, Global Transactions & Risk Management

And, solely for purposes of Clauses 2.1 (Grants to Licensee), 5 (PAYMENTS AND RECORDS), 8.4 (Additional Covenant of Nabriva), 11.3 (Assignment), 11.11 (No Benefit to Third Parties), 11.6 (Notices), 11.13 (Relationship of the Parties) and 11.17 (Guaranty),

Nabriva Therapeutics GmbH

By:	/s/ Mihovil Spoljaric

Name: Mihovil Spoljaric

Title: Managing Director

And, solely for purposes of Clauses 11.17 (Guaranty) and 11.18 (Parent Representation and Warranty),

Roivant Sciences Ltd.

By:	/s/ Marianne L. Romeo

Name: Marianne L. Romeo

Title: Head, Global Transactions & Risk Management

SCHEDULE 1

CORPORATE NAMES

1.              Nabriva Therapeutics plc

2.              Nabriva Therapeutics GmbH

3.              Nabriva Therapeutics Ireland Designated Activity Company

4.              Nabriva Therapeutics One Designated Activity Company

5.              Nabriva Therapeutics US, Inc.

6.

SCHEDULE 2

EXISTING PATENTS

Jurisdiction	Filing Date	Application Number	Grant Date	Patent Number	Status
[**]	[**]	[**]	[**]	[**]	[**]

SCHEDULE 3

LICENSED COMPOUND

SCHEDULE 4

PRESS RELEASE

Nabriva Therapeutics and Roivant Sciences Enter into License Agreement to Develop and Commercialize Lefamulin in Greater China

DUBLIN, Ireland, and HONG KONG, March 27, 2018 -Nabriva Therapeutics plc (NASDAQ:NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, and Roivant Sciences today announced the initiation of a collaboration to develop and commercialize lefamulin in greater China.  Lefamulin has completed a pivotal, international Phase 3 trial for the treatment of adults with moderate to severe community- acquired bacterial pneumonia (CABP).  Topline data from a second pivotal, international Phase 3 clinical trial are expected in the spring of 2018.

As part of the agreement, Nabriva has granted a Roivant subsidiary an exclusive license to develop and commercialize lefamulin for the greater China region, namely the People’s Republic of China, Hong Kong, Macau, and Taiwan.  The companies will establish a joint steering committee to review and oversee all development and commercialization plans.  Nabriva will receive a $5 million upfront payment and will be eligible for up to approximately $90 million in additional payments tied to the successful completion of certain regulatory and commercial milestones.  In addition, Nabriva will be eligible to receive low double-digit royalties on sales upon approval in the covered territories.  Roivant and its affiliates will be solely responsible for all clinical development and regulatory filings necessary to secure approval in the covered territories.

“Our partnership with Roivant underscores our commitment to ensuring rapid access of lefamulin to adults with CABP around the globe,” said Dr. Colin Broom, chief executive officer of Nabriva Therapeutics.  “Roivant has a broad therapeutic portfolio and deep development and commercialization expertise, making the company an excellent partner as we pursue bringing an important and much-needed new treatment option for CABP—and potentially other serious bacterial infections—to China and surrounding territories.  The funding from this agreement will also contribute to our efforts to prepare for a successful launch in the U.S. should lefamulin be approved.”

“This partnership demonstrates our commitment to build out a robust pipeline of products in China in addition to derazantinib,” said Vivek Ramaswamy, founder and chief executive officer of Roivant Sciences.  “It is also indicative of our desire to develop treatments for infectious diseases beyond hepatitis B virus.  Increasing resistance to commonly prescribed anti-infectives represents a significant threat to public health, especially in China, but we believe that lefamulin’s novel mechanism of action represents a promising advance.  Our partnership with Nabriva is an important step in our contribution to this area of medicine and this region of the world.”

Pneumonia is a leading cause of infectious disease mortality worldwide.  In China, pneumonia is the fourth leading cause of death in urban areas and the leading cause of death in rural areas.(1) Mortality is expected to rise

(1)  Guan X, Silk B, Li W, et al. Pneumonia incidence and mortality in mainland China: systematic review of Chinese and English literature, 1985-2008 as bacteria become increasingly resistant to currently prescribed treatments.  The incidence of multi-drug resistant pneumonia is rising in China and several other Asian countries.(2),(3),(4)

About Lefamulin

Lefamulin is a semi-synthetic derivative of pleuromutilin that inhibits a key process for bacterial growth.  In pre-clinical studies, lefamulin has demonstrated a targeted spectrum of activity against the pathogens that most commonly cause CABP, including multi-drug resistant strains.  Due to its novel mechanism of action, low incidence of cross-resistance between other antibacterial agents commonly used to treat CABP, and low propensity for bacterial resistance to develop, lefamulin has the potential to be used as a first-line empiric monotherapy for the treatment of CABP.  Furthermore, if approved, the availability of both oral and IV formulations and a favorable tolerability profile make it appropriate for potential use across all three CABP treatment settings, including in-hospital, transition of care, and community-initiated.

In the U.S., Nabriva Therapeutics anticipates filing a New Drug Application in the second half of this year contingent on positive results from its second lefamulin evaluation against pneumonia (LEAP 2) Phase 3 clinical trial.  Topline data from LEAP 2 is expected in the spring of 2018.  LEAP 2 is designed to assess the efficacy and safety of oral lefamulin compared to oral moxifloxacin in adult patients with moderate CABP.  In September 2017, Nabriva Therapeutics announced positive topline results from its first Phase 3 clinical trial of lefamulin (LEAP 1), which evaluated the efficacy and safety of intravenous (IV) to oral lefamulin in adult patients with moderate to severe CABP compared to moxifloxacin with or without adjunctive linezolid.  In LEAP 1, lefamulin met both the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) primary endpoints of non-inferiority compared to moxifloxacin with or without adjunctive linezolid.  Lefamulin also showed a favorable tolerability profile in the LEAP 1 trial, with no unexpected safety signals or evidence of off-target activity.

About Roivant Sciences

Roivant is dedicated to transformative innovation in healthcare.  Roivant focuses on realizing the full potential of promising biomedical research by developing and commercializing novel therapies across diverse therapeutic areas.  Roivant partners with innovative biopharmaceutical companies and academic institutions to ensure that important medicines are rapidly developed and delivered to patients.

Roivant advances its drug pipelines through wholly- or majority-owned subsidiary companies, including Myovant (women’s health and endocrine diseases), Axovant (neurology), Urovant (urology), Enzyvant (rare diseases), Dermavant (dermatology) and Metavant (cardiometabolic diseases).  Roivant also pursues its mission by incubating and launching innovative healthcare companies operating outside of traditional biopharmaceutical development, including Datavant (healthcare analytics).  Roivant’s long-range mission is to reduce the time and cost of developing and delivering new medicines for patients.

About Nabriva Therapeutics plc

(2)  Liu Y, Chen M, Zhao T, et al. Causative agent distribution and antibiotic therapy assessment among adult patients with community acquired pneumonia in Chinese urban population. BMC Infect Dis 2009;9:31.

(3)  Cao B, Zhao CJ, Yin YD, et al. High prevalence of macrolide resistance in Mycoplasma pneumoniae isolates from adult and adolescent patients with respiratory tract infection in China. Clin Infect Dis 2010;51:189-94.

(4)  Qiao M, Ying GG, Singer A, et al. Review of antibiotic resistance in China and its environment. Env Inti 2018;110:160-172

Nabriva Therapeutics is a biopharmaceutical company engaged in the research and development of new medicines to treat serious bacterial infections, with a focus on the pleuromutilin class of antibiotics.  Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations.  Nabriva Therapeutics’ lead product candidate, lefamulin, is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans.  The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade.  Nabriva has announced positive topline data for lefamulin from the first of its two global, registrational Phase 3 clinical trials evaluating lefamulin in patients with moderate to severe community-acquired bacterial pneumonia (CABP).  Nabriva Therapeutics believes lefamulin is well-positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile, with the results of the LEAP 1 trial showing a rate of treatment-emergent adverse events comparable to moxifloxacin with or without linezolid.  Nabriva Therapeutics is evaluating the continued development of lefamulin for indications in addition to CABP.  Pediatric oral formulation development is ongoing and we anticipate initiating clinical studies in pediatric patients in mid- 2018.  We believe lefamulin has potential to treat ABSSSI, VABP or HABP and STIs.  In addition, we may explore longer duration of treatment with lefamulin to support development of a treatment for osteomyelitis and prosthetic joint infections.

Outside of the greater China region, Nabriva Therapeutics owns exclusive rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as the future development or commercialization of lefamulin in the greater China region, the potential benefits under its license agreement with Sinovant Sciences, plans for the design, conduct and timelines of Nabriva’s ongoing Phase 3 clinical trial of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the market opportunity for and the potential market acceptance of lefamulin for CABP, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, whether results of Nabriva’s first Phase 3 clinical trial of lefamulin will be indicative of the results for its second Phase 3 clinical trial of lefamulin, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission.  In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release.  Nabriva anticipates that subsequent events and developments will cause its views to change.  However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

CONTACTS:

Nabriva Therapeutics plc

FOR INVESTORS

Dave Garrett

Nabriva Therapeutics plc

david.garrett@nabriva.com

610-816-6657

FOR MEDIA

Benjamin Navon

W2Opure

bnavon@w2ogroup.com

617-337-4166